Filed pursuant to Rule 424(b)(3)

Registration No. 333-269246

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated April 27, 2023)

(Interactive Strength Inc.)

Up to 1,773,937 shares of common stock

This prospectus supplement supplements the prospectus dated April 27, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-269246). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 11, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 1,773,937 shares of our common stock, par value $0.0001 per share (the “common stock”). Our registration of the shares covered by the Prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” in the Prospectus.

Our shares of common stock are listed on Nasdaq under the symbol “TRNR". On October 24, 2023, the closing price of our shares of common stock was $1.02 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 15 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 06, 2023

INTERACTIVE STRENGTH INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41610	82-1432916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Congress Avenue, Suite 925
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 697-8655

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TRNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2023, Interactive Strength Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with CLMBR, Inc and CLMBR1, LLC (the “Sellers”) to purchase and acquire substantially all of the assets and assume certain liabilities of the Sellers (the "Acquisition").

The purchase price enterprise value under the Asset Purchase Agreement is approximately $16.9 million, of which $6.0 million will be paid in the form of the Company's common stock, and the Company will assume $1.5 million of subordinated debt and will retire $9.4 million of senior debt. The number of shares to be issued will be based on the volume weighted average price (“VWAP”) of the Company's common stock based on the 10 consecutive trading days ending on (and including) the closing date of the Acquisition, on The Nasdaq Stock Market LLC ("Nasdaq"); provided, however, that such VWAP shall not exceed or be less than an amount equal to twenty-five percent (25%) of the VWAP for the common stock based on the 10 consecutive trading days ending on (and including) the date the Asset Purchase Agreement was executed (the “VWAP Collar”).

The Sellers shall also be entitled to receive a contingent payment in the form of the Company's common stock (collectively, the “Earn-Out Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the VWAP for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 22,665,681 Earn-Out Shares.

The Asset Purchase Agreement contains customary representations and warranties and covenants for a transaction of this nature and customary indemnification provisions with respect to certain matters, including breaches of the Company's and Sellers' representations and warranties.

In addition $3.0 million of the Company's common stock is subject to a holdback for a period of 24 months, which may be used to satisfy indemnification claims, if any, owing to the Company.

Each of the Company’s board of directors and the CLMBR, Inc. board of directors has approved the Asset Purchase Agreement and the transactions contemplated therein.

The Acquisition is expected to close as early as the fourth quarter of 2023, subject to the satisfaction or waiver (if permitted) of customary conditions, including, among others, the receipt of any required stockholder approval, contemplation of applicable regulatory filings, the Company's consummation of a financing prior to the closing of the Acquisition, and the absence of any material adverse effects with respect to the Sellers' business/assets to be acquired.

The Asset Purchase Agreement may be terminated under certain circumstances, including, among others, by mutual written consent, in connection with a material breach of a party to the Asset Purchase Agreement, or to the extent that the closing has not occurred by January 1, 2024 (unless extended pursuant to the terms of the Asset Purchase Agreement).

The provisions of the Asset Purchase Agreement, including any representations and warranties contained therein, are not for the benefit of any party other than the parties thereto.

The foregoing summary of the terms and conditions of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached to this report as Exhibit 2.1, and incorporated by reference herein.

The information contained in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the shares of the Company’s common stock discussed herein, nor shall there be any offer, solicitation or sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release announcing the execution of the Asset Purchase Agreement is attached to this report as Exhibit 99.1. The information contained in Exhibit 99.1 is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under Section 18 of the Exchange Act. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated October 6, 2023, by and among CLMBR, INC, CLMBR1, LLC and Interactive Strength Inc.
99.1	Press Release dated October 11, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules and similar attachments to the Asset Purchase Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S- K. The registrant hereby undertakes to furnish on a supplemental basis a copy of any omitted schedules and similar attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Strength Inc.

Date:	October 11, 2023	By:	/s/ Michael J. Madigan
Michael J. Madigan Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

CLMBR, INC,

CLMBR1, LLC

AND

INTERACTIVE STRENGTH INC.

dated as of

October 6, 2023

TABLE OF CONTENTS

Page

Article I PURCHASE AND SALE 1

Section 1.01 Purchase and Sale of Assets 1

Section 1.02 Excluded Assets 2

Section 1.03 Assumption of Liabilities 2

Section 1.04 Excluded Liabilities 2

Article II PURCHASE PRICE 2

Section 2.01 Purchase Price; Payments at the Closing 2

Section 2.02 Intentionally Omitted 3

Section 2.03 Intentionally Omitted. 3

Section 2.04 Allocation of Purchase Price 3

Section 2.05 Withholding Tax 4

Section 2.06 Earn-Out 4

Section 2.07 Consents 5

Article III CLOSING 6

Section 3.01 Closing 7

Section 3.02 Closing Deliverables 7

Article IV REPRESENTATIONS AND WARRANTIES OF SELLERS 8

Section 4.01 Organization and Authority; Enforceability 8

Section 4.02 No Conflicts; Consents 9

Section 4.03 Title to Purchased Assets; Condition of Assets 9

Section 4.04 Accounts Receivable 10

Section 4.05 Financial Statements 10

Section 4.06 Absence of Changes or Events 10

Section 4.07 Undisclosed Liabilities 10

Section 4.08 Contracts 11

Section 4.09 Intellectual Property; IT/Privacy 13

Section 4.10 Permits 18

Section 4.11 Real Property Matters 18

Section 4.12 Compliance With Laws 18

Section 4.13 Legal Proceedings 18

Section 4.14 Employee Benefit Plans 19

Section 4.15 Employment/Labor Matters 20

i

Section 4.16 Taxes 21

Section 4.17 Customers and Vendors 23

Section 4.18 Brokers 23

Section 4.19 Insurance 23

Section 4.20 Transactions with Affiliated Parties 23

Section 4.21 Environmental Matters 23

Article V REPRESENTATIONS AND WARRANTIES OF BUYER 26

Section 5.01 Organization and Authority of Buyer; Enforceability 26

Section 5.02 No Conflicts; Consents 26

Section 5.03 Legal Proceedings 26

Section 5.04 Issuance of Closing Shares and Earn-Out Shares. 27

Section 5.06 Brokers 27

Article VI COVENANTS 27

Section 6.01 Operations Prior to the Closing Date 27

Section 6.02 Reasonable Efforts; Consents of Third Parties 28

Section 6.03 Access to Information 29

Section 6.04 Acquisition Proposals 29

Section 6.05 Notification of Certain Matters; Supplement to Disclosure Schedules 29

Section 6.06 Public Announcements 30

Section 6.07 Bulk Sales Laws 30

Section 6.08 Tax Matters 30

Section 6.09 Further Assurances 31

Section 6.10 Change of Seller’s Name 31

Section 6.11 Excluded Liabilities 31

Section 6.12 Confidentiality; Non-Disparagement 31

Section 6.13 Delivery of Financial Statements; PCAOB Financials 31

Section 6.14 Change in Control Payments 32

Section 6.15 Buyer Stockholder Approval. 34

Section 6.16 Securities Laws Exemption. 34

Article VII Conditions to closing 35

Section 7.01 General Conditions 35

Section 7.02 Conditions to Obligations of Sellers 35

Section 7.03 Conditions to Obligations of Buyer 35

Article VIII Termination 36

Section 8.01 Termination Rights 36

ii

Section 8.02 Notice of Termination 37

Section 8.03 Effect of Termination 37

Article IX INDEMNIFICATION 37

Section 9.01 Survival 37

Section 9.02 Indemnification By Sellers 37

Section 9.03 Indemnification By Buyer 38

Section 9.04 Indemnification Procedures 38

Section 9.05 Tax Treatment of Indemnification Payments 39

Section 9.06 Intentionally Omitted 39

Section 9.07 Cumulative Remedies 39

Section 9.08 Basket; Cap 39

Section 9.09 Sources of Recovery 39

Section 9.10 Disregard Materiality 40

Article X MISCELLANEOUS 40

Section 10.01 Expenses 40

Section 10.02 Notices 40

Section 10.03 Headings 41

Section 10.04 Severability 41

Section 10.05 Entire Agreement; Amendment 41

Section 10.06 Successors and Assigns; No Third-Party Beneficiaries 41

Section 10.07 Waiver 41

Section 10.08 Governing Law 41

Section 10.09 Venue 41

Section 10.10 Waiver of Jury Trial 42

Section 10.11 Specific Performance 42

Section 10.12 Counterparts 42

Section 10.13 Certain Defined Terms 42

Section 10.14 Defined Terms 48

Section 10.15 Disclosure Schedules 50

Section 10.16 Representation By Counsel 50

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 6, 2023, is entered into by and among (a) CLMBR, INC., a Delaware corporation (“Seller 1”), (b) CLMBR1, LLC, a Colorado limited liability company (“Seller 2”) (each of Seller 1 and Seller 2, a “Seller”, and Seller 1 and Seller 2 together, “Sellers”) and (c) INTERACTIVE STRENGTH INC., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers are engaged in the business of (a) manufacturing, selling and supporting vertical climbers to consumers and commercial partners that are used in connected fitness, (b) creating and providing on-demand, instructor-led programming to users and (c) operating a fitness studio located in Denver, Colorado (collectively, the “Business”);

WHEREAS, Sellers desire to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Sellers, substantially all of the assets of Sellers relating to the Business on the terms and subject to the conditions set forth in this Agreement in consideration for the issuance of shares of common stock of Buyer, par value $0.0001 (“Common Stock”); and

WHEREAS, simultaneously with the parties entering into this Agreement, Sellers assign, transfer, convey and deliver to Buyer, and Buyer assumes and accepts Sellers’ Liabilities as borrower for that certain subordinated indebtedness from THLWY LLC, subject to any future borrowings thereunder, of $1,500,000.00 (collectively, the “Assumed Indebtedness”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

PURCHASE AND SALE
Section 1.01
Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, all of such Seller’s assets used or held for use in the Business, other than the Excluded Assets (the “Purchased Assets”), free and clear of any Encumbrance. Without limitation of the foregoing, the Purchased Assets shall include the following:
(a)
all vehicles, machinery, equipment, parts and all other tangible personal property of each Seller;
(b)
all supplies and inventory owned by each Seller that are used or held for use in connection with the Business, together with all rights of such Seller against suppliers of such supplies and inventory;
(c)
all (i) rights to causes of action, lawsuits, judgments, claims and demands, and (ii) rights under warranties, indemnities and all similar rights against third parties, in each case, to the extent related to any Purchased Asset or Assumed Liability;

(d)
those outstanding Contracts (including personal property leases) set forth on Schedule 1.01(d), which contains only those Contracts approved by Buyer and which schedule may be updated by Buyer until November 15, 2023 (the “Assigned Contracts”);
(e)
all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;
(f)
all rights of each Seller relating to deposits and prepaid expenses, claims for refunds and rights of setoff relating to the Business;
(g)
all accounts receivable of the Business as of the Closing Date;
(h)
all Permits and all applications therefor, and all similar rights to the extent the same are assignable;
(i)
all files, documents, instruments, papers, books and records and Tax Returns used or held for use by a Seller in connection with the Business or related to the Business, the Purchased Assets or the Assumed Liabilities, including databases, customer lists, prospective customer lists, internet listings and telephone and facsimile numbers;
(j)
all of each Seller’s right, title and interest in and to the Intellectual Property owned, used or held for use, in the Business, including the names set forth on Schedule 1.01(j), and all derivatives thereof, and all other general intangibles; and
(k)
all goodwill and going concern value of each Seller related to or connected with the Business.
Section 1.02
Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include those assets set forth on Schedule 1.02 (the “Excluded Assets”).
Section 1.03
Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agrees to pay, perform and discharge when due only the Liabilities of Sellers set forth on Schedule 1.03 as the same shall exist at the Closing (collectively, the “Assumed Liabilities”).
Section 1.04
Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume pursuant to this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Sellers (including those related to the Business) of any kind, character or description whatsoever (the “Excluded Liabilities”) or any other Liabilities relating to the Business or any of the Excluded Assets of any kind, character or description whatsoever, and Sellers, as applicable, shall retain responsibility for all such liabilities and obligations. Sellers shall discharge in a timely manner, or shall make adequate provision for, all of the Excluded Liabilities.

Article II

PURCHASE PRICE
Section 2.01
Purchase Price; Payments at the Closing.

(a)
Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, the aggregate purchase price as of the Closing for the Purchased Assets shall be an amount equal to (i) $6,000,000, plus (ii) the amount of the Indebtedness, and plus (iii) the Seller Transaction Expenses, plus (iv) Buyer’s assumption of the Assumed Liabilities (the result of such calculation in clauses (i) through (iv), the “Closing Date Purchase Price”).
(b)
At the Closing, Buyer shall:
(i)
issue and deliver to Sellers, in accordance with that allocation percentage amongst the Sellers as set forth Schedule 2.01(b)(i), that number of shares of Common Stock (the “Closing Shares”) equal to the quotient of (x) (A) $6,000,000 minus (B) $3,000,000 (the “Holdback Amount”), divided by (y) the volume weighted average price (“VWAP”) for the Common Stock based on the 10 consecutive trading days ending on (and including) the Closing Date, on The Nasdaq Stock Market LLC as reported by Bloomberg L.P., provided, however, that such VWAP shall not exceed or be less than an amount equal to twenty-five percent (25%) of the VWAP for the Common Stock based on the 10 consecutive trading days ending on (and including) the date hereof (as reported by Bloomberg L.P. (the “VWAP Collar”);
(ii)
deliver (on behalf of Sellers) the Indebtedness payable to each Person in accordance with the payoff letters delivered pursuant to Section 3.02(a)(viii); and
(iii)
deliver or cause to be delivered (on behalf of Sellers) the Seller Transaction Expenses payable to each Person s in accordance with the invoices or payoff statements delivered pursuant to Section 3.02(a)(ix).
Section 2.02
Intentionally Omitted.
Section 2.03
Intentionally Omitted.
Section 2.04
Allocation of Purchase Price. Sellers and Buyer agree to allocate the total consideration (as determined for federal income Tax purposes) paid for the Purchased Assets (including any Assumed Liabilities treated as consideration for federal and applicable state and local income Tax purposes) among the Purchased Assets for all Tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and the methodology and principles set forth on Exhibit A attached hereto. Buyer (with Sellers’ cooperation as reasonably requested) shall deliver to Sellers within 60 days after the Closing Date an allocation schedule (the “Allocation Schedule”) determined in accordance with this Section 2.04 and Exhibit A attached hereto, and Sellers shall have 30 days to review and provide any objections thereto in writing. Sellers and Buyer shall attempt in good faith to resolve any such objection within the 30 days following delivery of Sellers’ objections; provided, that if the parties are unable to resolve any dispute with respect to the Allocation Schedule within such 30 day period, either party may immediately engage Grant Thornton LLP (or if Grant Thornton LLP refuses or is unable to perform the requested services, such other regionally recognized independent accounting firm as is agreed to by Buyer and Sellers in good faith) (the “Neutral Accountant”) to resolve the remaining disputed items. Buyer and Sellers shall present their respective positions on the disputed items to the Neutral Accountant in writing, and the parties shall require the Neutral Accountant, within 30 days thereafter, acting as an expert and not an arbitrator, to resolve only the matters objected to by Sellers and not resolved by the parties with respect to the determination of the Allocation Schedule. The resolution by the Neutral Accountant of such matters shall be within the range of the amounts claimed by the parties in their written submissions to the Neutral Accountant. All of the fees and expenses of the Neutral Accountant in connection with any dispute under this Section 2.04 shall be borne by the party whose positions (based on aggregate dollar amount) are furthest from the final determination of such disputed items by the Neutral Accountant. Each party shall bear any fees and expenses of its own accountants, attorneys and other representatives with respect to the matters described above. Buyer and Sellers each agree to complete and file Form 8594 (including any supplemental filing) with its applicable U.S. federal income Tax Return, and shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such finally determined Allocation Schedule, unless otherwise required pursuant to applicable law or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local applicable law).
Section 2.05
Withholding Tax. Buyer and any of its Affiliates or agents shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts that Buyer or any such Affiliates or agents may be required to deduct and withhold under the Code or any applicable state or local Tax law. All such withheld amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.06
Earn-Out.
(a)
Subject to the terms and conditions of this Section 2.06(a), Sellers shall be entitled to receive a contingent payment in the form of Common Stock (collectively, the “Earn-Out Shares”) in a number of shares equal to the amount of the quotient of (i) the product of (A) the quotient of (x) the difference of (1) the total number of Units sold in the calendar year ended December 31, 2024 (the “2024 Unit Sales”) and (2) 5,000, divided by (y) 250, multiplied by (B) $1,000,000; provided, that the product shall be rounded down to the nearest $1,000,000 and shall not exceed $20,000,000 in the aggregate, divided by (ii) VWAP for the Common Stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, on The Nasdaq Stock Market LLC as reported by Bloomberg L.P., subject to the VWAP Collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares equal to the amount of the quotient of (x) $3,000,000 divided by (y) VWAP for the Common Stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, on The Nasdaq Stock Market LLC as reported by Bloomberg L.P., subject to the VWAP Collar.
(b)
Within 45 days after the end of calendar year ended December 31, 2024, Buyer shall calculate the 2024 Unit Sales (such calculation, the “Earn-Out Calculation”) and submit the result of the Earn-Out Calculation to Sellers.
(c)
Review and Dispute Procedures.
(i)
Sellers shall have the right to review an Earn-Out Calculation for a period of 15 days following the delivery of an Earn-Out Calculation by Buyer (the “Earn-Out Review Period”). Sellers shall have the right to object to any item or computation appearing in an Earn-Out Calculation by notifying Buyer in writing of Sellers’ specific objections (and the basis thereof) prior to the expiration of the applicable Earn-Out Review Period. If Sellers do not deliver notice of any such objections prior to the expiration of the applicable Earn-Out Review Period, then the applicable Earn-Out Calculation, and all calculations made therein, shall be determinative for purposes of this Agreement and shall be final and binding. Any item or amount on an Earn-Out Calculation which is not objected to by Sellers in writing shall be deemed final, conclusive and binding upon the parties for all purposes.

(ii)
If Sellers object in writing to an Earn-Out Calculation prior to the expiration of the Earn-Out Review Period, Sellers and Buyer shall, during the 30 day period following delivery of Sellers’ objections, attempt in good faith to resolve the matters on a Earn-Out Calculation to which Sellers objected. In the event Sellers and Buyer cannot agree on such matters by the end of such 30 day period, either party may immediately engage the Neutral Accountant to resolve the remaining disputed items. Buyer and Sellers shall present their respective positions on the disputed items to the Neutral Accountant in writing, and the parties shall require the Neutral Accountant, within 30 days thereafter, acting as an expert and not an arbitrator, to resolve only the matters objected to by Sellers and not resolved by the parties with respect to the determination of the Earn-Out Calculation. The resolution by the Neutral Accountant of such matters shall be within the range of the amounts claimed by the parties in their written submissions to the Neutral Accountant. All of the fees and expenses of the Neutral Accountant in connection with any dispute under this Section 2.06(c)(ii) shall be borne by the party whose positions (based on aggregate dollar amount) are furthest from the final determination of such disputed items by the Neutral Accountant. Each party shall bear any fees and expenses of its own accountants, attorneys and other representatives with respect to the matters described above.
(d)
Sellers acknowledge and agree that (i) it is the intention of Buyer in purchasing the Business to combine the operations of Buyer’s business with the Business (the “Combined Businesses”), (ii) from and after the Closing Date, Buyer and its Affiliates have the right to operate the Combined Businesses (and all components of Buyer’s and its Affiliates’ businesses) in any way that they deem appropriate in their sole discretion, (iii) Buyer and its Affiliates are under no obligation to operate the Combined Businesses (or any component of its or its Affiliates’ businesses) in order to maximize the 2024 Unit Sales, (iv) Buyer and its Affiliates are under no obligation to operate the Combined Businesses (or any component of its or its Affiliates’ businesses) in a manner consistent with the manner in which Sellers operated the Business prior to the Closing Date, (v) Buyer and its Affiliates have not promised nor projected that the 2024 Unit Sales will meet the threshold for any Earn-Out Shares to be issued and (vi) Buyer and its Affiliates owe no fiduciary duty or other express or implied duty to Sellers or their respective Affiliates.
(e)
Within 45 days following the final determination of an Earn-Out Calculation pursuant to Section 2.06(c), if Seller is entitled to receive Earn-Out Shares pursuant to Section 2.06(a) on the basis of a finalized Earn-Out Calculation, Buyer shall issue and deliver such Earn-Out Shares to Sellers.
(f)
Notwithstanding the provisions of Section 2.06(d), from the Closing Date until December 31, 2024, Buyer shall keep the accounting books and records so as to allow reasonable confirmation and verification of the 2024 Unit Sales and the Earn-Out Calculation in the event of a dispute under Section 2.06(c) in respect of any Earn-Out Calculation.
(g)
The parties hereto agree to treat any Earn-Out Shares issued pursuant to this Section 2.06 as an adjustment to the purchase price of the Purchased Assets for Tax purposes, except to the extent otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code (or any similar provision of state or local applicable law) or for any amounts required to be treated as interest under Section 1274 or Section 483 of the Code.
Section 2.07
Consents. With respect to any third party consents or approvals needed to transfer or assign an Assigned Contract (“Consents”) that have not been obtained (or otherwise are not in full force and effect) as of the Closing (such Assigned Contracts, the “Restricted Seller Contracts”), following the Closing, the parties shall use their commercially reasonable best efforts, and cooperate with each other, to as quickly as practicable, at Buyer’s election (a) obtain the Consent relating to each Restricted Seller Contract, (b) facilitate Buyer’s entering into a new contract with the customers under each Restricted Seller Contract, or (c) terminate the Restricted Seller Contract using commercially reasonable best efforts to minimize any cost or liability as a result of such termination. Notwithstanding Section 1.01(d) and Section 1.03, neither this Agreement nor the Assignment and Assumption Agreement shall constitute an assignment or assumption of the Restricted Seller Contracts unless and until a Consent is obtained. Pending the consummation of subsection (a), (b) or (c), above, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Restricted Seller Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Consent for the assignment and assumption of a Restricted Seller Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Seller Contract to Buyer, and Buyer shall assume the obligations under such Restricted Seller Contract assigned to Buyer from and after the date of such assignment to Buyer, pursuant to a special-purpose assignment and assumption agreement in form substantially similar to the Assignment and Assumption Agreement (all at no additional cost to Buyer).
Section 2.08
Stock Legends; Lock-up. Notwithstanding anything else to the contrary in this Agreement, each Seller acknowledges and agrees that all shares of Common Stock issued pursuant to this Agreement (including the Closing Shares and Earn-Out Shares (if any)) may be issued in uncertificated book-entry form made available through Buyer’s transfer agent (unless otherwise determined by Buyer in its sole discretion).

In addition to any legend imposed by applicable federal or state securities laws, the book-entries or certificates representing the Common Stock to be issued to the Sellers pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Buyer’s transfer agent), stating substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD WHICH SHALL EXPIRE NO EARLIER THAN 11:59 PM PACIFIC TIME ON THE DATE WHICH IS 540 DAYS FROM APRIL 27, 2023. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

Article III

CLOSING

Section 3.01
Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic means, on the third Business Day following the satisfaction or, to the extent permitted by applicable law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) or at such other time and place as the parties may mutually agree in writing (such date being referred to herein as the “Closing Date”) with an effective time of 12:01 a.m. ET on the Closing Date.
Section 3.02
Closing Deliverables.
(a)
At the Closing, Sellers shall deliver to Buyer the following:
(i)
a bill of sale transferring the Purchased Assets to Buyer, in form and substance reasonably satisfactory to Buyer (the “Bill of Sale”), duly executed by each Seller;
(ii)
an assignment and assumption agreement effecting the assignment to and assumption by Buyer of the Assumed Liabilities, in form and substance reasonably satisfactory to Buyer (the “Assignment and Assumption Agreement”), duly executed by each Seller;
(iii)
copies of all consents, approvals, waivers and authorizations referred to in Schedule 4.02 of the disclosure schedules attached hereto (the “Disclosure Schedules”);
(iv)
a completed Internal Revenue Service Form W-9 for each Seller, duly executed by such Seller;
(v)
transfer documents in form and substance reasonably satisfactory to Buyer required to transfer the Company IP (collectively, the “Intellectual Property Assignment”), duly executed by each Seller;
(vi)
certificates of existence or good standing, as applicable, for each Seller from the Secretary of State of the state (or from the appropriate official of any other jurisdiction) of organization of each Seller and each other jurisdiction where a Seller is required by applicable law to be qualified to do business, dated not more than five Business Days prior to the Closing Date;
(vii)
a certificate of the Secretary or Assistant Secretary (or equivalent officer) of each Seller certifying as to (A) true, correct and complete attached copies of the Organizational Documents of such Seller and (B) copies of the resolutions of the board of directors, or the equivalent thereof, of such Seller authorizing the execution, delivery and performance by such Seller of this Agreement and each Seller Document, in form and substance reasonably satisfactory to Buyer;
(viii)
a payoff letter from each Person or Persons to whom any Indebtedness is owed (including, without limitation, any Indebtedness owed to Vertical Investors, LLC), in each case indicating that, upon repayment of such Indebtedness, such Indebtedness shall be paid in full and such Person or Persons shall no longer have any Encumbrance on any Purchased Asset, together with UCC termination statements (or authorizations to file such UCC termination statements) and other terminations or releases that, in the reasonable discretion of Buyer, are necessary to evidence and effect the release of any and all Encumbrances in connection with such Indebtedness;

(ix)
an invoice or payoff statement from each Person or Persons to whom any amounts of the Seller Transaction Expenses are owed, including the wiring instructions for each such Person;
(x)
Tax clearance certificates for each Seller from those states or local taxing authorities as reasonably requested by Buyer (to the extent applicable), dated not more than 30 days prior to the Closing Date;
(xi)
evidence of assignment of those Patents and Patent applications set forth on Schedule 3.02(a)(xi) to Sellers from Nathaniel Carruthers and/or Joe Ellis;
(xii)
a certificate of acknowledgement from each Seller acknowledging the issuance by Buyer’s transfer agent of the Closing Shares in the name of each Seller in accordance with Schedule 2.01(b) in uncertificated book-entry form; and
(xiii)
such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement and the transactions contemplated hereby.
(b)
At the Closing, Buyer shall deliver to Sellers the following:
(i)
the Closing Shares shall be issued in the name of each Seller in uncertificated book-entry form made available through Buyer’s transfer agent (unless otherwise determined by Buyer in its sole discretion) pursuant to Article II;
(ii)
the Bill of Sale, duly executed by Buyer;
(iii)
the Assignment and Assumption Agreement, duly executed by Buyer; and
(iv)
the Intellectual Property Assignment, duly executed by Buyer.
Article IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this Article IV are true and correct. For purposes of this Article IV, “Sellers’ knowledge”, “knowledge of Sellers” and any similar phrases shall mean the actual knowledge of Avrum Elmakis or Kenny Rosenzweig, or the knowledge such person should have had after having made a reasonable inquiry of the books and records and relevant personnel of a Seller.

Section 4.01
Organization and Authority; Enforceability.
(a)
Seller 1 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on the Business as now conducted and as currently proposed to be conducted. Seller 1 is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Seller 1 has full corporate power and authority to enter into this Agreement and each other agreement, certificate, instrument and document executed and delivered, by a Seller in connection with this Agreement (collectively, the “Seller Documents”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller 1 of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and validly approved by all requisite corporate action on the part of Seller 1.
(b)
Seller 2 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to own, lease and operate its properties and to carry on the Business as now conducted and as currently proposed to be conducted. Seller 2 is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Seller 2 has full limited liability company power and authority to enter into this Agreement and each other Seller Document, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller 2 of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and validly approved by all requisite limited liability company action on the part of Seller 2.
(c)
This Agreement has been duly executed and delivered by Sellers. This Agreement and each of the Seller Documents are, or when executed by Sellers will be, valid and binding obligations of Sellers (assuming due authorization, execution and delivery by the other parties hereto and thereto), enforceable against Sellers in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
Section 4.02
No Conflicts; Consents. Except as set forth on Schedule 4.02 of the Disclosure Schedules, the execution, delivery and performance by a Seller of this Agreement or any Seller Document, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without notice or lapse of time, or both): (a) violate or conflict with the Organizational Documents of either Seller; (b) violate or conflict with any Order, statute, law, ordinance, rule or regulation applicable to a Seller, the Business or the Purchased Assets; (c) conflict with, or result in any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract to which a Seller is a party or to which any of the Purchased Assets are subject; (d) result in any violation of, or default under, or give rise to, a right of first refusal, option to purchase, or other similar right with respect to the Purchased Assets, the Business or a Seller under any Contract to which a Seller or any of their Affiliates is a party or to which any of the Purchased Assets are subject; or (e) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by a Seller from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by a Seller of this Agreement or any Seller Document and the consummation of the transactions contemplated hereby and thereby.
Section 4.03
Title to Purchased Assets; Condition of Assets. A Seller owns and has good and valid title to the Purchased Assets, free and clear of all Encumbrances (except for those Encumbrances that will be terminated at Closing). Immediately following Closing, Buyer will own the Purchased Assets free and clear of any Encumbrance. Except as set forth on Schedule 4.03 of the Disclosure Schedules, the Purchased Assets constitute all of the assets necessary to operate the Business as historically conducted. The tangible personal property included in the Purchased Assets is in good condition (ordinary wear and tear excepted) and adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, either individually or in the aggregate. Schedule 4.03 of the Disclosure Schedules sets forth a true and complete list of all tangible personal property owned, leased or otherwise used in the Business and included in the Purchased Assets.
Section 4.04
Accounts Receivable. All accounts receivable of each Seller are bona fide transactions and are collectible subject to customary write downs for which such Seller has adequate reserves.
Section 4.05
Financial Statements.
(a)
Complete copies of the financial statements consisting of the balance sheet of Sellers, on a consolidated basis, in each of the years 2020, 2021 and 2022 and the related statements of income and cash flow for the years then ended, together with the balance sheet and statements of income and cash flow for the eight (8)-month period ending August 31, 2023 (all of the foregoing, the “Financial Statements”) have been delivered to Buyer. The Financial Statements (a) are complete and correct in all material respects, (b) have been prepared in accordance with GAAP, (c) are based on the books and records of Sellers, and (d) fairly and accurately present the financial condition of Sellers, on a consolidated basis, in all material respects as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.
(b)
The Financial Statements and the other financial statements or similar reports required to be included in the Proxy Statement (including customary pro forma financial statements) or in any other filings to be made by Buyer with the SEC in connection with the transactions contemplated in this Agreement or any other ancillary document (collectively, the “Other Closing Seller Financial Statements”, and collectively with the Financial Statements, the “Closing Seller Financial Statements”), when delivered following the date of this Agreement in accordance with this Section 4.05 and Section 6.13, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly and accurately present, in all material respects, the consolidated financial position of the Sellers, the consolidated results of the Sellers’ operations and comprehensive losses, statements of stockholders’ equity and cash flows of the Sellers (on a consolidated basis) for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Sellers’ independent auditors and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”) (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of the filing of the Proxy Statement and at the time of the mailing of the Proxy Statement.
Section 4.06
Absence of Changes or Events. Since January 1, 2023, except as set forth on Schedule 4.06 of the Disclosure Schedules, (a) the Business has been conducted by Sellers in the ordinary course of business consistent with past practice, (b) there has been no event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (c) there has not been any action taken (or omitted to be taken) which, if taken or omitted to be taken following the date hereof, would require the consent of Buyer pursuant to Section 6.01.
Section 4.07
Undisclosed Liabilities. Neither Seller has any Liabilities, except those (a) adequately reflected or reserved against in the Financial Statements and (b) which have been incurred in the ordinary course of business since January 1, 2023, consistent with past practice and which are not, individually or in the aggregate, material in amount and does not arise out of any breach, default or violation of law, Contract or Permit.
Section 4.08
Contracts.
(a)
Schedule 4.08(a) of the Disclosure Schedules sets forth, by reference to the applicable subsection of this Section 4.08(a), all of the following Contracts to which a Seller is a party, by which a Seller or any of its assets or properties are bound, or in respect of which a Seller receives revenue (each, a “Material Contract”):
(i)
any Contract (A) with any Top Vendor, or (B) providing for payments (whether fixed, contingent or otherwise) by or to a Seller in an aggregate amount of $15,000 or more;
(ii)
any Contract relating to a partnership, joint venture, joint marketing, joint development or similar joint arrangement with any Person;
(iii)
any employment agreement or other Contract for or relating to a Seller’s employment or engagement of any manager, officer, Employee or independent contractor, and any other Contract with a Seller’s managers, officers, Employees or independent contractors, including any Contract requiring a Seller to make a payment to any manager, officer, Employee or independent contractor in connection with the transactions contemplated by this Agreement or the documents contemplated hereby;
(iv)
any Contract that provides for, or relates to, Indebtedness;
(v)
any Contract that restricts a Seller from (A) engaging in any aspect of the Business, (B) participating or competing in any line of business, market or geographic area, (C) freely setting prices for its products (including most favored customer pricing provisions), (D) soliciting potential employees, consultants, contractors, suppliers or customers or (E) enforcing or using any Intellectual Property owned or purported to be owned by a Seller;
(vi)
any Contract under which a Seller grants any exclusive rights (including any exclusive Intellectual Property licenses), rights of first refusal or rights of first negotiation to any Person;
(vii)
any Contract containing a “requirements” provision or other provision obligating a Seller to purchase or obtain a minimum or specified amount of any product or service from any Person;
(viii)
any Contract that, following Closing, would or would purport to: (A) require the Business to grant any Intellectual Property license; (B) restrict Buyer from engaging in any of the activities described in Section 4.08(a)(vi); or (C) require Buyer to grant or be bound by any exclusive rights, rights of first refusal or rights of first negotiation to any Person;
(ix)
any Contract with any labor union, employee association or any collective bargaining agreement or similar Contract with Employees;

(x)
any settlement agreement entered into since the date that is five (5) years from the date of this Agreement (including any agreement under which any employment-related claim is settled);
(xi)
(A) any Contract that includes an obligation by a Seller to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property, and (B) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or Indebtedness of any other Person;
(xii)
other than routine employment-related Contracts, any Contract with a Related Person of a Seller or, to the knowledge of Sellers, a Family Member of any such Related Person;
(xiii)
any Contract pursuant to which a Seller has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of equity interests, purchase of assets, license or otherwise;
(xiv)
any Contract that involves (A) the sharing of profits with other Persons or (B) the payment of royalties to any other Person;
(xv)
any Contract that contains an earn-out or other contingent payment or obligation (which contingent payment or obligation is not related to a warranty or rights of indemnification granted by a Seller in the ordinary course of business consistent with past practice);
(xvi)
any Contract with any Governmental Authority, any prime contractor, higher-tier subcontractor or reseller to a Governmental Authority, or university, college or other post-secondary educational institution;
(xvii)
any Contract with a payment network or processor;
(xviii)
any Contract that (A) provides for the creation or development of any Intellectual Property by Sellers for any other Person, or provides for the assignment, sale or other transfer of any interest in Intellectual Property by a Seller to any other Person; (B) provides for the creation of development of any Intellectual Property for a Seller by any other Person, or provides for the assignment, sale or other transfer of any interest in Intellectual Property to a Seller from any other Person (C) includes any grant by a Seller to any other Person of a license, permission or right to use any Company IP; (D) includes any grant by any other Person to a Seller of a license, permission or right to use any Intellectual Property (other than licenses for Off-the-Shelf Software); or (E) restricts, limits or places any conditions on a Seller’s ability to use, enforce or otherwise exploit any Intellectual Property owned or purported to be owned by a Seller, including any coexistence agreements and covenants not to sue; and
(xix)
any other Contract that is material to a Seller, the Business or their respective operations, financial condition, properties or assets.
(b)
Each Material Contract is valid and binding on a Seller in accordance with its terms and is in full force and effect. No Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Material Contract have been made available to Buyer. There are no disputes pending or, to the knowledge of Sellers, threatened under any Material Contract.
Section 4.09
Intellectual Property; IT/Privacy.
(a)
Schedule 4.09(a) of the Disclosure Schedules sets forth a list of all Owned Registered IP including (i) serial number, registration number or other unique identifier (ii) filing date, grant date and registration date; (iii) the relevant jurisdiction, (iv) the record owner, and if different, the legal owner; and (v) in the case of internet domain name registrations, the applicable domain name registrar and expiration date. All necessary fees and filings with respect to any Owned Registered IP have been timely submitted to the relevant Governmental Authority and domain name registrars to maintain such Owned Registered IP in full force and effect and to record such Owned Registered IP in the name of a Seller. There are no actions that must be taken by either Seller within sixty (60) days following the Closing Date that, if not taken, would result in the loss of any Owned Registered IP, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Owned Registered IP. No issuance or registration obtained and no application filed by Sellers for any Owned Registered IP has been cancelled, abandoned, allowed to lapse or not renewed, except for Owned Registered IP expiring at the end of its statutory term or where Seller has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. No Owned Registered IP has been or is subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), cancellation, opposition or other Proceeding in which the ownership, use, validity, scope or enforceability of such Owned Registered IP is being, has been, or could reasonably be expected to be contested or challenged.
(b)
Schedule 4.09(b) of the Disclosure Schedules sets forth a true, correct and complete list of all material Intellectual Property that is included in the Company IP and owned or purported to be owned by any other Person, except for Off-the-Shelf Software, including the applicable Contract pursuant to which such Intellectual Property is licensed to or made available to Sellers. With respect to all Software or Databases licensed to Sellers, (i) Sellers have licensed a sufficient number of “seats” or “users” to account for its use of such Software and Databases and (ii) such Software and Databases are free from any material defect or bug, or programming, design or documentation error and do not constitute or contain any Contaminants.
(c)
Schedule 4.09(c) of the Disclosure Schedules sets forth a true, correct and complete list of all Proprietary Software and Proprietary Databases. The Proprietary Software and Proprietary Databases are free from any (i) defect or bug, or programming, design or documentation error that would have a material effect on the use of the Proprietary Software or Proprietary Databases and (i) Contaminants.
(d)
Schedule 4.09(d) of the Disclosure Schedules identifies all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the development, delivery or provision of any Proprietary Software and Proprietary Databases. No Open Source Software is or has been distributed with or included, incorporated or otherwise used in the delivery or provision of any Proprietary Software and Proprietary Databases, in each case, in a manner that requires or obligates either Seller to: (i) disclose, license or otherwise make available to any Person any source code included in the Proprietary Software or Proprietary Databases; (ii) license any Proprietary Software or Proprietary Databases for making modifications or derivative works; (iii) disclose, license or otherwise make available to any Person any Proprietary Software or Proprietary Databases for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Intellectual Property Rights.
(e)
None of the source code or related materials for any Proprietary Software or Proprietary Databases has been licensed or provided to, or used or accessed by, any Person other than employees, consultants and contractors of each Seller are subject to written confidentiality obligations with respect to such source code or related materials and who have used such source code and related materials only for Sellers’ internal business. Neither Seller is a party to any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Proprietary Software or Proprietary Databases.
(f)
Schedule 4.09(f) of the Disclosure Schedules sets forth a true, correct and complete list of all other material Company IP that is not otherwise set forth on Schedules 4.09(a) through 4.09(c) of the Disclosure Schedules, including all unregistered Trademarks that are Company IP.
(g)
Sellers own all right, title and interest in and to, or is licensed to use pursuant to a valid, written Contract, all Intellectual Property that is listed or required to be listed on Schedules 4.09(a) through 4.09(f) of the Disclosure Schedules and all other Company IP, in each case free and clear of all Encumbrances. The Company IP comprises all of the Intellectual Property necessary to conduct the operations of Sellers and the Business. The Company IP is valid, subsisting and enforceable. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and the compliance with the provisions of this Agreement do not and will not conflict with, alter or impair, any of the rights of Sellers in any Company IP or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any Company IP. All Company IP will be owned by or licensed for use by Buyer immediately after the Closing on substantially the same terms and conditions as owned, purported to be owned or licensed by Sellers prior to the Closing. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions hereby will result in the transfer or grant by either Seller to any Person (other than Buyer) of any ownership interest or license right with respect to any Company IP. There is no Intellectual Property owned by any other Person that (i) is required by either Seller to conduct the Business as currently conducted and (ii) neither Seller is currently authorized to use pursuant to a valid, written Contract. Except with respect to the Contracts listed in Schedule 4.08(a)(xviii) of the Disclosure Schedules and licenses for Off-the-Shelf Software, neither Seller is obligated under any Contract to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.
(h)
The Company IP, the use of the Company IP, and the operation of the Business (i) has not, does not and will not infringe, violate or misappropriate any Intellectual Property Rights of any other Person, and (ii) has not, does not and will not constitute unfair competition or trade practices under the law of any relevant jurisdiction. Neither Seller has received any notice or claim (whether written or oral) from any other Person (A) alleging that either Seller infringes, violates or misappropriates any Intellectual Property Rights of such other Person or challenging the right of either Seller to own, use or enforce any of the Company IP; (B) inviting either Seller to take a license under any Intellectual Property as necessary to avoid infringement or consider the applicability of any Intellectual Property to the conduct of the Business, or (B) challenging the ownership, use, validity, scope or enforceability of any Company IP or any rights therein, and, to the knowledge of Sellers, are no facts or circumstances which could form the basis of any such allegation, invitation or challenge. There are no current Actions or threats of any Action in which any Person has alleged the misappropriation, violation or infringement by either Seller of any Intellectual Property Rights, and to the knowledge of Sellers, are no facts or circumstances which could form the basis of any such Action. There are no current Actions or threats of any Action in which Sellers have alleged the misappropriation, violation or infringement of any Company IP by any other Person, and, to the knowledge of Sellers, there has been no infringement, violation or misappropriation by any other Person of the Company IP. Sellers have not made any written or unwritten claim against any Person alleging infringement, misappropriation or violation of any Intellectual Property. None of the Company IP is subject to any Order that restricts or otherwise prevents the use, transfer, registration or licensing of any such Intellectual Property by Sellers, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of such Intellectual Property.
(i)
Sellers have taken all reasonable actions to maintain and protect all of the Company IP so as not to adversely affect the value, validity, and enforceability thereof, and no loss or expiration of any of such Company IP is threatened or pending, except for Intellectual Property expiring at the end of its statutory term (and not as a result of any act or omission by a Seller, including any failure to pay any required maintenance fees). Each employee, officer, director, consultant, advisor and contractor of Sellers that has been authorized to access or use, or has been involved in the authorship, development or creation of any Company IP, has entered into a written agreement with a Seller that effectively and validly (i) assigns to such Seller all of such employee’s, officer’s, director’s, consultant’s, advisor’s or contractor’s right, title and interest in and to such Intellectual Property and (ii) requires the employee, officer, director, consultant, advisor or contractor to maintain the confidentiality of such Intellectual Property (each, an “IP Agreement”). No such employee, officer, director, consultant, advisor or independent contractor has any right, license, and claim or interest whatsoever in or with respect to any Company IP or is in violation of any such IP Agreement. Sellers have taken commercially reasonable measures to protect all Trade Secrets in its possession or under its control from unauthorized access, disclosure and use, and to the knowledge of Sellers, there has been no unauthorized access, disclosure or use of such confidential information. Sellers have only disclosed Trade Secrets to other Persons pursuant to valid and written confidentiality agreements that restrict the disclosure and use of such Trade Secrets.
(j)
No Governmental Authority or university, college, other educational institution or research center owns, purports to own, has any other rights in or to (including through any Contract or pursuant to any law) or has any option to obtain any rights in or to, any Intellectual Property owned or purported to be owned by a Seller.
(k)
Schedule 4.09(k) of the Disclosure Schedules contains a true, correct and complete list of all Social Media Accounts that Sellers currently use, operate or maintain. All use of Social Media Accounts by or on behalf of Sellers has not been and is not in material breach of any (i) terms and conditions and other Contracts applicable to such Social Media Accounts and (ii) applicable law.
(l)
Sellers have maintained and complied with a written information security program (“Information Security Program”) that (i) complies with the Privacy and Data Security Requirements and all other applicable laws, and (ii) that is designed and implemented in accordance with applicable Industry Security Standards. The Information Security Program includes administrative, technical, and physical safeguards appropriate to Sellers’ size and complexity and the nature and scope of its activities. The Information Security Program is, at a minimum, designed to reasonably:
(i)
protect against any reasonably anticipated threats or hazards to the security of the IT Systems;
(ii)
ensure the security, integrity and confidentiality of all information and data that Sellers Process, including all Personal Information and Trade Secrets;
(iii)
protect against any reasonably anticipated threats or hazards to the security or integrity of any information and data that Sellers Process, including all Personal Information and Trade Secrets;
(iv)
protect against unauthorized access to, disclosure, destruction or use of any information and data that Sellers Process, including all Personal Information and Trade Secrets;
(v)
ensure the proper disposal of all information and data (including Personal Information and Trade Secrets) when no longer required for the purposes for which it was Processed; and
(vi)
ensure compliance with the foregoing requirements by its employees, contractors, representatives, service providers and vendors.

Sellers have made available to Buyer a true and accurate summary of its Information Security Program.

(m)
Without limiting the foregoing, the IT Systems are in all material respects adequate and sufficient (including with respect to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner) for the conduct and operation of the Business as currently conducted and as will be conducted immediately following the Closing. Sellers (and anyone acting on their behalf) have complied with applicable Industry Security Standards to (i) provide for the security, continuity and integrity of the IT Systems and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby, (ii) guard against any unauthorized access or use thereof, and (iii) protect the IT Systems from becoming infected by viruses, malicious code and other Contaminants. Sellers have not experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, breakdown, unauthorized or unintended disclosure or access, introduction of a virus, malicious code, or other Contaminant, or other failure or deficiency on the part of any IT Systems. There have not been any unauthorized intrusions or breaches of the security of any of the IT Systems or any unauthorized access, disclosure or use of any of the data or information (including any Personal Information) stored or contained therein or accessed or Processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information, and Sellers have taken, all steps reasonably necessary to prevent such unauthorized access, disclosure, and use. Sellers have never been required (whether under applicable law or Contract) to notify any Person of any unauthorized access to, or disclosure or use of any Personal Information. Sellers maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities taking into account the nature and size of the Business as presently conducted and act in compliance therewith.

(n)
Sellers have complied in all material respects at all times with all (i) all Privacy Laws, with respect to any and all Personal Information to which Sellers Process or that is Processed by other Persons acting on behalf of Sellers, (ii) all Marketing Laws, with respect to any communications with other Persons, and (iii) the PCI-DSS, with respect to any cardholder data subject to such standard that Sellers have Processed, or by third parties on behalf of Sellers or having authorized access to the records of Sellers. Without limiting Section 4.09(l) above, the information security practices of Sellers conform, and at all times have conformed with all Privacy and Data Security Requirements.
(o)
At all times, Sellers have maintained written privacy policies concerning Sellers’ Processing of Personal Information that comply with applicable law and Contracts to which a Seller is bound, and Sellers have provided materially accurate notice of such privacy policies, and such notices, together with all other privacy-related communications from Sellers to actual or prospective patients, clients, users or customers (whether sent by Sellers directly or through a third party mechanism) and other privacy-related materials distributed or marketed by Sellers, (collectively, the “Privacy Policies”) have not contained and do not contain any material omissions of Sellers’ privacy practices or practices concerning the Processing of Personal Information. Sellers have made copies of the Privacy Policies available to Buyer. Each Seller’s practices concerning the Processing of Personal Information conform, and at all times have conformed, in all material respects to the Privacy and Data Security Requirements.
(p)
Sellers have not received any claim (whether written or unwritten), written complaint, inquiry or request for information or documents, and no Action is pending or threatened in writing against a Seller, in each case, (i) alleging that the Processing of Personal Information by a Seller violates any Privacy and Data Security Requirements, (ii) alleging that a Seller has breached any Marketing Laws, or (iii) otherwise relating to the security or Processing of Personal Information.
(q)
Neither the execution, delivery or performance of this Agreement or any Seller Document, nor the consummation of the transactions contemplated hereby and thereby, will result in violation of any Privacy and Data Security Requirements (including any of the Privacy Policies as they have existed at any time during which any Personal Information was collected or obtained). No material breach or violation of any Privacy and Data Security Requirements has occurred or is threatened. There has not been any destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized Processing of any Personal Information.
(r)
Sellers have at all times established a legal basis, made all required disclosures to, and obtained all consents from, users, customers, employees, contractors, Governmental Authorities, and other applicable third parties required by all applicable Privacy and Data Security Requirements and as necessary for Sellers’ Processing of Personal Information in connection with the conduct of the Business as it has been conducted.
(s)
To the extent that Sellers use any third party to Process Personal Information on their behalf, each such third party is subject to a binding written Contract with Sellers that requires such third party to maintain the confidentiality of, and ensure the security and integrity of, such Personal Information in accordance with applicable law, the Information Security Program, and each Seller’s obligations under Contracts. To the knowledge of Sellers, no such third party has violated or is in violation of any applicable law, the Information Security Program or a Seller’s obligations under Contract with respect to the Processing and protection of any Personal Information. Sellers have taken commercially reasonable steps to limit access to Personal Information to: (i) Sellers’ personnel and to subcontractors and third-party vendors providing services to or on behalf of the

Business, in each case to those who have a need to know such Personal Information in the execution of their duties to Sellers; and (ii) such other Persons permitted to access such Personal Information in accordance with the Information Security Program and the Privacy and Data Security Requirements. Sellers are not subject to the Privacy Laws of any country other than the United States.
Section 4.10
Permits. Schedule 4.10 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from or required by Governmental Authorities for the Business (“Permits”). Sellers hold all such Permits, each of which is valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. Except as set forth on Schedule 4.10 of the Disclosure Schedules, the Permits are assignable and transferable and constitute Assets.
Section 4.11
Real Property Matters.
(a)
Schedule 4.11(a) of the Disclosure Schedules sets forth all real property currently or formerly owned or leased by a Seller and used or held for use in connection with the Business (the “Real Property”), and a list, as of the date of this Agreement, of leases for the Real Property that is currently leased by a Seller (the “Leases”). The current Real Property constitutes all of the real property operated in connection with the Business.
(b)
A Seller holds a valid and existing leasehold interest under the Leases, free and clear of all Encumbrances. No Seller is in default under any Lease, and to the knowledge of Sellers, there is no default by any other party under any Lease.
(c)
Other than the Leases, no Seller is a party to or bound by or subject to any agreement or offer to become a party to, any lease, sublease, license or other material occupancy agreement with respect to Real Property in connection with the Business. No consent of any party to any Lease is required in connection with the transactions contemplated by this Agreement.
(d)
No Seller has received any written notice from any Governmental Authority that any special assessment or similar Tax will be imposed on any of the current Real Property.
(e)
No Seller has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of the Real Property has been damaged or destroyed by fire or other casualty.
(f)
Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
Section 4.12
Compliance With Laws. Sellers have complied, and is now complying, with all applicable federal, state and local laws and regulations, including those related to the environment, health and safety, and labor and employment.
Section 4.13
Legal Proceedings. There is no claim, action, suit, litigation, proceeding (administrative or otherwise) or governmental investigation of any nature (“Action”) pending or, to Sellers’

knowledge, threatened against or by a Seller (a) relating to or affecting the Business or any Employees, the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Seller Document. To the knowledge of Sellers, there is no basis for any Person to assert a claim against a Seller based upon Sellers entering into this Agreement or any Seller Document. No event has occurred, or circumstances exist, that may give rise to, or serve as a basis for, any such Action. There is no Order to which a Seller or any of the Purchased Assets is subject.
Section 4.14
Employee Benefit Plans.
(a)
Schedule 4.14(a) of the Disclosure Schedules contains a true, correct and complete list of each pension, benefit, illness, retirement, compensation, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained or sponsored by Seller during the past three (3) years for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller has or may have any liability (as listed on Schedule 4.14(a) of the Disclosure Schedules, each, a “Benefit Plan”). Sellers have delivered or made available to Buyer true, correct and complete copies of each of the following with respect to each Benefit Plan: (i) the plan, policy, program or arrangement documentation together with all amendments thereto, (ii) if applicable, copies of any trust agreements, custodial agreements or insurance policies, (iii) copies of any summary plan descriptions, (iv) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent advisory opinion or determination letter from the Internal Revenue Service and (v) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Form 5500, with schedules attached.
(b)
Administration; No Liability. Each Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA, the Code, and any and all applicable laws). None of the Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA. No Action has been brought or is pending, or, to Seller’s knowledge, is threatened, against or with respect to any such Benefit Plan, including any federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or inquiry by the Internal Revenue Service, and any successor thereof, United States Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental body, other than requests for payments in the ordinary course or requests for qualified domestic relations orders. All required contributions to, and premium payments on account of, each Benefit Plan have been made (or related reserves have been provided on the books of Sellers).
(c)
Title IV Plans. Neither Seller nor any of its ERISA Affiliates maintain, sponsor, participate in or contribute to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any plan subject to Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliates” shall mean each trade or business (whether or not incorporated) which together with Seller is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

(d)
No Increase or Acceleration of Benefits. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller to severance pay, termination pay, separation pay, retention pay or change-in-control or change-of-control payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or officer.
Section 4.15
Employment/Labor Matters.
(a)
Each consultant or independent contractor engaged by a Seller during the last three years has been properly classified as such and has been fully compensated in accordance with the terms of Seller’s agreements with such Persons. All unexpired Contracts with independent contractors comply in all material respects with all applicable Law and are legal, valid, in full force and effect, and enforceable by a Seller in accordance with their terms. Each employee classified by a Seller as exempt from the requirements of the Fair Labor Standards Act (“FLSA”) (or state law equivalent) has been properly classified as such. Sellers have made available to Buyer current and complete copies of each agreement between a Seller and any employee, consultant or independent contractor of the Seller, as well as copies of any written confidentiality or other agreement covering any proprietary processes, formulae or information applicable to any such Person.
(b)
Each Seller is and has been in compliance in all respects with all applicable Laws and regulations pertaining to employment and employment practices to the extent they relate to those Persons employed by a Seller who worked for the Business during the three years prior to the Closing Date, including provisions thereof relating to wages and other compensation, hours, equal opportunity, collective bargaining, immigration status verification, leave laws, FLSA (or state law equivalent) exempt classifications, fair employment practices, discrimination, disability rights, accommodations or benefits, working conditions, hiring, promotion and termination of employees, health and safety, and the payment of social security and other Taxes. Neither Seller has unsatisfied Liability for any past noncompliance.
(c)
All of Sellers’ Employees have been or will be fully paid by a Seller up to the Closing Date including salary, bonus, accrued vacation and all withholding Taxes, other payroll Taxes, fringe benefits, and pension/profit sharing contributions, and all such obligations for periods on and after the Closing Date have been paid or will be paid by a Seller when due. Each Seller hereby provides consent for Buyer to offer employment to and hire any of Sellers’ Employees; provided, that Buyer is in no manner bound to offer employment or hire or retain any such Employees of a Seller nor honor any of the agreements, written or oral, between a Seller and any of the Employees or independent contractors of a Seller or assume any payment or benefit obligation with respect to any Employee, whether or not hired by Buyer.
(d)
Each Sellers’ Employees are not represented by a union. Sellers represent that they are not aware of any attempts by any union to organize the Business employees. No Seller is or has been a party to any collective bargaining agreement or other labor Contract. No Seller has experienced any labor strike, slowdown, stoppage or lockout in connection with the Business during the past five years.
(e)
During the last three years, Seller has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or similar applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of a Seller, and there has not occurred a “mass layoff” (as defined in the WARN Act or similar applicable Law) affecting any site of employment or facility of a Seller. Neither Seller is presently planning to effectuate any such “plant closing” or “mass layoff.”
(f)
Except as set forth on Schedule 4.15(f) of the Disclosure Schedules, (i) there is no unfair labor practice Proceeding against either Seller pending or threatened before the National Labor Relations Board, (ii) there is no pending or threatened proceeding against either Seller by or on behalf of any current or former Employee, and (iii) no Seller is a party to or otherwise bound by any consent decree or conciliation agreement with, or citation by, any Governmental Authority relating to prospective, current or former Employees or employment practices.
(g)
Except as set forth in Schedule 4.15(g) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of or accrued on behalf of any current or former director, manager, officer or Employee of a Seller, or (ii) entitle any such director, manager, officer, or Employee to any severance pay, termination pay, separation pay, retention pay or “change-in-control” or “change-of-control” payments or similar compensation or benefits. No employee of a Seller has any plan to terminate employment with such Seller whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise. No Employee of a Seller is obligated under any Contract or subject to any Order that would interfere with such Employee’s ability to promote the interest of the Business following the Closing or that would conflict with such Employee’s employment obligations to Buyer following the Closing.
(h)
All employees of each Seller are citizens of, and authorized to work in, the United States, and a Form I-9 has been properly completed and retained with respect to each such employee or former employee as required by applicable Law.
(i)
Each Seller complies with and meets all Occupational Safety and Health Administration standards applicable to it and meets and at all times has complied with any health and safety standards required under any Contract with its customers, in each case in all material respects.
Section 4.16
Taxes.
(a)
All Tax Returns required to be filed by Sellers or with respect to the Business or the Purchased Assets have been timely filed. All such filed Tax Returns were true, correct and complete in all material respects when filed. All Taxes owed by Sellers or in connection with the Business or the Purchased Assets, whether or not shown on any Tax Returns, have been timely paid. No written claim has been made by any taxing authority in any jurisdiction where a Seller does not file Tax Returns that a Seller is, or may be, subject to Tax by, or the filing of returns in, that jurisdiction.
(b)
All Taxes which each Seller is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governmental Authorities or are held by each such Seller for such payment. Each Seller has complied with all applicable legal requirements relating to the withholding, collection and remittance of Taxes, including any information reporting requirements.
(c)
No extensions or waivers of statutes of limitations have been given that are still in effect, and there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any Seller or with respect to the Business or the Purchased Assets. There are no Actions relating to Taxes or Tax Returns of any Seller or related to the Business or the Purchased Assets presently pending or threatened by any Governmental Authority and no deficiency for Taxes is currently pending or being asserted by any Governmental Authority against any Seller or with respect to the Business or the Purchased Assets. There are no Encumbrances asserted against any Seller or the Purchased Assets.
(d)
No Seller is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement or any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Seller.
(e)
(i) Seller 1 is and since its formation has been classified as a C corporation for U.S. federal and applicable state and local income Tax purposes, and (ii) Seller 2 is and since its formation has been classified as a partnership for U.S. federal and applicable state and local income Tax purposes.
(f)
No Seller has made an election to defer any Taxes under the CARES Act or any similar election under state and local Tax law, any executive order, or any similar governmental program.
(g)
None of the Purchased Assets is subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulations Section 1.467-1(c).
(h)
No Seller has participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).
(i)
No Seller has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated U.S. federal income Tax Return or any similar provision of state, local or foreign Tax Law. No Seller is liable for the Taxes of any Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), by Contract, or otherwise.
(j)
Buyer will not, nor will any of its Affiliates, be required to include any item of income in, or exclude any item of deduction from, taxable income with respect to the Purchased Assets or the Business for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Code Sections 455 or 456, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date, or (iv) any election, action, or agreement that would have the effect of deferring any liability for Taxes of a Seller from any period ending on or before the Closing Date to any period ending after such date.
(k)
There is no power of attorney given by or binding upon any Seller with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(l)
Sellers have complied with all applicable requirements relating to sales and use Taxes, including receipt and retention of any required exemption certificates or other exemption documentation.
Section 4.17
Customers and Vendors.
(a)
Customers. Except as disclosed on Schedule 4.17(a) of the Disclosure Schedules, none of the top 20 customers of the Business, measured by revenue, for the 12-month periods ended December 31, 2021 and December 31, 2022 and the eight-month period ended August 31, 2023 (collectively, the “Top Customers”), has given any notice to a Seller that it intends to stop, or materially decrease the rate of, buying products or services from the Business or otherwise materially adversely change the terms of its relationship with the Business. To Sellers’ knowledge, none of the Top Customers intends to cease doing business with or otherwise amend or decrease or delay its purchases from the Business, and there is no present claim, dispute or controversy with any Top Customer. Except as disclosed Schedule 4.17(a) of the Disclosure Schedules, no Top Customer is entitled to or customarily receive discounts, allowances, rebates, credits or similar reductions in price.
(b)
Vendors. Schedule 4.17(b) of the Disclosure Schedules contains a true, correct and complete list of the top 10 vendors of the Business, based on purchases by the Business of products and services, for the 12-month periods ended December 31, 2021 and December 31, 2022 and the eight-month period ended August 31, 2023 (collectively, the “Top Vendors”). No Top Vendor has given any notice to a Seller that it intends to stop, or materially decrease the rate of, supplying products or services to the Business or otherwise materially adversely change the terms of its relationship with the Business (including any price increases). To Sellers’ knowledge, no Top Vendor intends to cease doing business with or otherwise amend or change the terms on which it does business with the Business (including any price increases), and there is no present claim, dispute or controversy with any Top Vendor.
Section 4.18
Brokers. Except as set forth on Schedule 4.18, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement or any Seller Document based upon arrangements made by or on behalf of any Seller.
Section 4.19
Insurance. Each Seller is adequately protected by general commercial liability insurance and such other insurance policies as are customary for the size and nature of the Business. Each of Sellers’ insurance policies is in full force and effect, all premiums have been paid and no claims are currently pending with respect thereto.
Section 4.20
Transactions with Affiliated Parties. Except as set forth on Schedule 4.20 of the Disclosure Schedules, (a) no Related Person of a Seller, nor (b) any Person with whom any Family Member of any such Related Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such Persons in the aggregate), nor (c) any Affiliate of any of the foregoing or any current or former Affiliate of a Seller, has any interest in any contract, arrangement or understanding with, or relating to, the Business, the Purchased Assets or the Assumed Liabilities or owns any asset used by the Business or is competing, or has at any time competed, with the Business.
Section 4.21
Environmental Matters.

(a)
All of the Real Property is and, during the period the Real Property was owned, leased or operated by a Seller, has been in compliance with all applicable environmental laws.
(b)
Seller has obtained all Permits and approvals required under environmental laws and necessary for the conduct and operation of the Business (collectively, “Environmental Permits”), all of which Environmental Permits are set forth on Schedule 4.21(b) of the Disclosure Schedules. All such Environmental Permits are in good standing, and Sellers are, and have been, in compliance with the terms and conditions of all such Environmental Permits.
(c)
There are no Actions related to environmental laws pending or, to the knowledge of Sellers, threatened against or affecting either Seller or any of their assets or the Real Property.
(d)
Neither Seller has received any communication alleging that a Seller currently is not or previously was not in compliance with, or is liable or potentially liable under, any environmental laws.
(e)
None of the Real Property is listed on, or has been proposed for listing on, the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System) under Comprehensive Environmental Response Compensation and Liability Act, as amended, or any similar federal, state or local list, and neither Seller has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Substances to any such listed location.
(f)
With regard to the Real Property now or formerly owned, leased, or operated by a Seller:
(i)
there have been no releases, spills, emissions, leakings, injections, deposits, disposals, discharges, dispersals, leachings or migrations into the environment of any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum or any byproduct thereof, or any other chemical, substance or material listed or identified in or regulated by any federal, state, local or other governmental statute, regulation, law or ordinance, including but not limited to substances defined as “hazardous substances”, hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, or the Resource Conservation and Recovery Act, at, onto, from or near such Real Property, including substances proposed to be listed as any such substance;
(ii)
there are no underground storage tanks or aboveground storage tanks on such Real Property;
(iii)
there are no current or former landfill operations at or near the property; and
(iv)
neither Seller has assumed or agreed to assume, undertake, or provide indemnification for any Liability, including any obligation for corrective or remedial action, of any other Person under any environmental law for environmental matters or conditions, and no environmental lien has attached or is threatened to be attached to such Real Property.
Section 4.22
Intentionally Omitted.

Section 4.23
Investment Experience. Each Seller hereby acknowledges and represents that: (a) such Seller is an “accredited investor” within the meaning of the federal securities laws; (b) such Seller has prior investment experience, including investment in non-listed and unregistered securities, and that such Seller has employed the services of an investment advisor, attorney and/or accountant to read all of the documents furnished or made available by Buyer to evaluate the merits and risks of such an investment on such Seller's behalf; (c) such Seller recognizes the highly speculative nature of an investment in the shares of Common Stock; and (d) such Seller is able to bear the economic risk and illiquidity which Seller assumes by investing in the shares of Common Stock. Each Seller has had the opportunity to retain, and to the extent necessary such Seller has retained, at its own expense, and relied upon the advice of appropriate professionals, including an investment advisor, attorney and/or accountant regarding the investment, tax and legal merits and consequences of this Agreement and its acquisition of the shares of Common Stock hereunder.
Section 4.24
No SEC Review. Each Seller hereby acknowledges that this transaction has not been reviewed by the SEC because of Buyer's representations that this transaction is intended to be exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Section 4(2) thereof and Regulation D promulgated under the Securities Act. Each Seller further acknowledges that no federal or state agency or authority has made any finding or determination as to the accuracy or adequacy of this Agreement or as to the fairness of the terms of this transaction or any recommendation or endorsement of the shares of Common Stock. Any representation to the contrary is a criminal offense. In making an investment decision, each Seller must rely on its own examination of Buyer and the terms of this transaction, including the merits and risks involved.
Section 4.25
Purchase For Own Account. The shares of Common Stock to be acquired by each Seller hereunder will be acquired for investment for such Seller's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller also represents that such Seller has not been formed for the specific purpose of acquiring the Closing Shares or Earn-Out Shares (if any).
Section 4.26
Rule 144. Each Seller acknowledges that the Closing Shares and Earn-Out Shares (if any) must be held indefinitely unless subsequently registered under the Securities Actor an exemption from such registration is available. Each Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for such shares, the availability of certain current public information about the company that issued such shares, the resale occurring following the period of time prescribed by Rule 144, the sale being effected through a "broker's transaction" and the number of shares being sold during any three-month period not exceeding specified limitations.
Section 4.27
Legend. Each Seller consents to the placement of a legend, including as set forth in Section 2.08 hereto, on any certificate or other document evidencing the Closing Shares and Earn-Out Shares (if any) indicating that such shares have not been registered under the Securities Act or any state securities or "blue sky" laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement, including, without limitation, the restriction on any sale, transfer, or other disposition of such shares prior to the expiration of the lock-up period as described below. Each Seller is aware that Buyer will make a notation in its appropriate records and issue "stop transfer" instructions to its transfer agent with respect to the restrictions on the transferability of such shares.
Section 4.28
Unregistered Shares. Each Seller understands and hereby acknowledges that Buyer is under no obligation to register the Closing Shares or Earn-Out Shares (if any) under the Securities Act.

Each Seller consents that Buyer may, if it desires, permit the transfer of the Closing Shares or Earn-Out Shares (if any) out of such Seller's name only when Seller's request for transfer is accompanied by an opinion of counsel reasonably satisfactory to Buyer that neither the sale nor the proposed transfer results in a violation of the Securities Act or any applicable state "blue sky" laws.
Section 4.29
No Public Offering. Each Seller hereby acknowledges that the sale and issuance of the shares of Common Stock hereunder has not been (a) accompanied by the publication of any advertisement nor (b) effected by or through a broker-dealer in a public offering.
Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct; provided, however, that such statements are qualified in all material respects by the Buyer disclosures in its registration statement on Form S-1 and in its periodic reports filed with the SEC (the “Buyer SEC Filings”).

Section 5.01
Organization and Authority of Buyer; Enforceability.
(a)
Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and each other agreement, certificate, instrument and document executed and delivered, by Buyer in connection with this Agreement (collectively, the “Buyer Documents”), to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.
(b)
This Agreement has been duly executed and delivered by Buyer. This Agreement and each of the Buyer Documents are, or when executed by Buyer will be, valid and binding obligations of Buyer (assuming due authorization, execution and delivery by the other parties hereto and thereto), enforceable against Buyer in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
Section 5.02
No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement or any Buyer Document, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without notice or lapse of time, or both): (a) violate or conflict with the certificate of formation or operating agreement of Buyer; or (b) violate or conflict with any Order, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person (including any Governmental Authority) in connection with the execution, delivery and performance by Buyer of this Agreement or any Buyer Document and the consummation of the transactions contemplated hereby and thereby.
Section 5.03
Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 5.04
Issuance of Closing Shares and Earn-Out Shares. The Closing Shares and any Earn-Out Shares to be issued to the Sellers have been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable, free and clear of any Encumbrances, and will be duly issued in uncertificated book-entry form through the Buyer’s transfer agent (unless otherwise determined by Buyer in its sole discretion).
Section 5.05
Bad Actor. No officer or director of the Buyer would be disqualified under Rule 506(d) (“Rule 506”) of the Securities Act on the basis of being a “bad actor” as defined under Rule 506.
Section 5.06
Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Article VI

COVENANTS
Section 6.01
Operations Prior to the Closing Date.
(a)
From the date of this Agreement until the Closing, Sellers shall, except as otherwise expressly contemplated by this Agreement or as consented to in writing by Buyer, operate the Business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, Sellers shall: (i) use commercially reasonable efforts to keep and maintain the Purchased Assets in good operating condition and repair; (ii) maintain the business organization of the Business intact; (iii) use commercially reasonable efforts to preserve the goodwill of the regulators, customers, suppliers, contractors, licensors, employees and others having business relations with the Business; (iv) not take or fail to take any action that could result in the occurrence of an “Additional Default Event” (as defined in that certain Letter Agreement, dated as of October 3, 2023, by and between Seller 1 and Vertical Investors, LLC (the “Letter Agreement”)); and (v) use best efforts to comply with the terms and conditions of the Letter Agreement.
(b)
Except as expressly contemplated by this Agreement or with the express written approval of Buyer, no Seller shall, directly or indirectly:
(i)
sell, lease, license, assign, transfer or otherwise dispose of, or agree to sell, lease, license, assign, transfer or otherwise dispose of, (A) any assets that are material to the Business (other than the Excluded Assets) or (B) any assets to an equity holder of a Seller or any of their respective Affiliates;
(ii)
declare or make any dividend or payment of cash to, or pay, loan or advance any amount to, any equity holder of a Seller or any of their respective Affiliates;
(iii)
make any material change in the Business or its operations, acquire (including by merger or consolidation) any business or entity, or otherwise acquire any material asset;
(iv)
adopt a plan of complete or partial liquidation, dissolution, merger or consolidation;
(v)
amend any of its Organizational Documents;

(vi)
increase or decrease the level of inventory of the Business or make any change in the inventory purchasing patterns, stocking levels or production practices of the Business;
(vii)
take actions that may result, or would result, in payments to, or accounts receivable being created for the benefit of, a Seller sooner than is usual in the ordinary course of business consistent with past practice;
(viii)
grant to any Employee of a Seller any increase in compensation (other than increases in the ordinary course of business consistent with past practice to employees that are not in senior management or executive positions) or pay or agree to pay to any Employee of a Seller any bonus, severance or termination payment not previously agreed upon and provided in any Benefit Plan or other written agreements made available to Buyer (or otherwise required by applicable law);
(ix)
make any material change in the manner in which a Seller extends discounts, credits or warranties;
(x)
make any capital expenditures or payment in excess of $10,000 (individually or in the aggregate), or enter into any Contract therefor;
(xi)
enter into, modify, amend, terminate or grant any consent or waiver under any Transferred Contract, or any other Contract involving more than $15,000, except for the renewal of any such Contract upon its expiration in accordance with its terms;
(a)
make any change in any method of accounting or accounting practice or policy;
(xii)
fail to preserve intact the Business’s and Sellers’ relationships with their employees, agents, customers, suppliers and other Persons having contacts with a Seller or the Business;
(xiii)
terminate or fail to renew any Permit or have any Permit revoked or suspended;
(xiv)
abandon, sell, assign, transfer, covenant not to sue, enter into a coexistence Contract, or grant any exclusive license or with respect to, or otherwise create an Encumbrance with respect to any Company IP; or
(xv)
enter into any Contract to do any of the things described in subsections (i) through (xv) above or authorize any of, or commit or agree to take any of, such actions.
Section 6.02
Reasonable Efforts; Consents of Third Parties.
(a)
Prior to the Closing, (i) Sellers shall use reasonable best efforts to cause the conditions set forth in Sections 7.01 and 7.03 to be satisfied on a timely basis, and (ii) Buyer shall use reasonable best efforts to cause the conditions set forth in Sections 7.01 and 7.02 to be satisfied on a timely basis.
(b)
Without limiting the generality of Section 6.02(a), Sellers shall use reasonable best efforts in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to a Contract required to be obtained to consummate the transactions contemplated hereby or to satisfy the conditions set forth in Section 7.03; provided, that no Seller shall make any agreement or understanding affecting the Business as a condition to obtaining any such consent, approval or waiver absent the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Sellers in attempting to obtain the consents, approvals and waivers contemplated by this Section 6.02(b).
(c)
During the period prior to the Closing Date, the parties hereto shall use reasonable best efforts, and shall cooperate with each other, in making any required filing or notification and in attempting to obtain any consents and approvals of any Governmental Authority required to be obtained by them to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Article VII; provided, that no Seller shall make any agreement or understanding affecting the Business or the Purchased Assets as a condition to obtaining any such consent or approval absent the prior written consent of Buyer; and provided, further, that in no event shall Buyer have any obligation under this Agreement to divest or agree to divest (or cause any of its Affiliates to divest or agree to divest) any of its respective businesses, services or assets or to take or agree to take (or cause any of its Affiliates to take or agree to take) any other action or to agree (or cause any of its Affiliates to agree) to any limitation or restriction on any of its respective businesses, product lines or assets.
Section 6.03
Access to Information. Sellers shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records of Sellers that relate to the Business to the extent Buyer shall deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Business and its operations thereof as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VII have been satisfied. Upon reasonable request of Buyer, Sellers shall cooperate with and cause representatives of Sellers to attend meetings of representatives of Buyer with customers, vendors and other business partners of the Business.
Section 6.04
Acquisition Proposals. From the date hereof until the Closing, no Seller shall, and no Seller shall authorize or permit any officer, director, employee, investment banker, attorney, accountant or other agent or representative of a Seller to, directly or indirectly, solicit, encourage, facilitate or furnish information with respect to, or engage in any discussions with any Person in connection with, any Acquisition Proposal, other than as contemplated by this Agreement. Sellers shall notify Buyer promptly if a Seller receives or becomes aware of any indication of interest, request for information or offer in respect of any Acquisition Proposal and shall promptly provide Buyer with a copy of any such written communications or, if unwritten, a summary thereof (including the terms of any indication or interest or offer). Sellers shall promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Buyer) with respect to any Acquisition Proposal, and Sellers shall promptly request the return of any confidential information provided to any Person in connection with any Acquisition Proposal.
Section 6.05
Notification of Certain Matters; Supplement to Disclosure Schedules.
(a)
Prior to the Closing, Sellers shall timely provide notice to Buyer of (a) any Material Adverse Effect, (b) any breach of a representation, warranty, covenant or other agreement of a Seller under this Agreement that would reasonably be expected to cause a condition in Article VII not to be satisfied, (c) any Action that is threatened, brought, asserted or commenced against a Seller which would have been listed in Schedule 4.13 of the Disclosure Schedules if such Action had arisen prior to the date of this Agreement, or (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
(b)
Following the date of this Agreement until the date that is 10 Business Days prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.03 have been satisfied. For the avoidance of doubt, nothing in this Section 6.05(b) or any such Schedule Supplement will act as a waiver of Buyer’s right to terminate this Agreement or indemnification under Section 9.02 with respect to such matter.
Section 6.06
Public Announcements. Unless otherwise required by applicable law, no party hereto shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and Sellers (which consent shall not be unreasonably conditioned, withheld or delayed); provided, that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement to which any party hereto is subject.
Section 6.07
Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale or transfer of any or all of the Purchased Assets to Buyer.
Section 6.08
Tax Matters.
(a)
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(b)
Apportioned Taxes. Subject to Section 6.08(a), in the case of any Tax period that includes (but does not end on) the Closing Date, the amount of any Taxes with respect to the Purchased Assets that is allocable to the portion of such period ending on the Closing Date shall (i) in the case of Taxes based on or measured by income or receipts, sales or use, employment, or withholding, be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) in the case of any other Taxes with respect to the Purchased Assets, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in such period prior to and including the Closing Date and the denominator of which is the number of days in the entire taxable period.
(c)
Cooperation. Sellers shall cooperate fully with Buyer, as and to the extent reasonably requested by Buyer, in connection with the preparation and filing of any Tax Return any other matter under this Agreement relating to Taxes of the Purchased Assets. Such cooperation shall include the retention and, upon Buyer’s request, the provision of records and information that are reasonably relevant to any such Tax matter and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Further, the Sellers and the Buyer shall cooperate in connection with the reporting of the transactions contemplated by this Agreement.
Section 6.09
Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder. Each Seller will use its best efforts to assist and facilitate the transfer of any Permits to Buyer as may be requested by Buyer, and to assist Buyer with the application for, or approval of, any Permits required by Buyer which may not be transferable or assignable.
Section 6.10
Change of Seller’s Name. Each Seller covenants that it shall, immediately following the Closing, make all filings necessary to change each Seller’s legal name to a name that does not include the words and/or phrases “CLMBR”, “CLIMBER” or any derivative thereof or associated words and phrases and shall immediately cease use of such name. Sellers shall deliver evidence of such name change to Buyer within five (5) Business Days following the Closing Date.
Section 6.11
Excluded Liabilities. Each Seller shall timely pay and perform all Liabilities of such Seller that are not Assumed Liabilities.
Section 6.12
Confidentiality; Non-Disparagement.
(a)
Following the Closing, Buyer’s use and disclosure of Confidential Information of the Business shall not be limited in any manner by that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of November 7, 2022, by and between Seller 1 and Buyer. Sellers agree that at all times from and after the Closing Date, they will, and will cause their respective Affiliates to, keep secret and retain in the strictest confidence, and will not use for the benefit of themselves or others (other than Buyer), any proprietary information with respect to the Business, the Purchased Assets (including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which are in or become part of the public domain (except through the conduct of each Seller or any of its Affiliates which violates this Section 6.07(a)) (collectively, the “Confidential Information”) and Assumed Liabilities,) or as required by applicable law as provided below. In the event a Seller is required by applicable law to disclose any Confidential Information, then such Seller, as applicable, will notify Buyer promptly in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 6.07(a).
(b)
Except as necessary to comply with applicable law or to enforce any rights under this Agreement, no Seller shall make (or cause to be made) to any other Person any disparaging, derogatory or other negative or false statement about Buyer or any of its Affiliates, or any of their respective directors, managers, officers, shareholders, members, employees, agents, partners or other representatives (including with respect to the products, services, equipment, customers, vendors, policies, practices, operations, employees or directors of any such Person).
Section 6.13
Delivery of Financial Statements; PCAOB Financials.
(a)
Sellers shall, promptly following the date hereof, deliver to Buyer complete copies of (i) the audited financial statements consisting of the balance sheet of Sellers, on a consolidated basis, in each of the years 2021 and 2022 and the related statements of income and cash flow for the years then ended, and (ii) the reviewed balance sheet and statements of income and cash flow for the eight (8)-month period ending August 31, 2023 (all of the foregoing, the “Audited Financial Statements”). In addition, Sellers shall, following the date of the relevant financial statement or other applicable period, the Other Closing Seller Financial Statements, in each case in a form that satisfies the requirements of Section 4.05 and this Section 6.13. Sellers will use reasonable best efforts to (A) in the case of the Audited Financial Statements, promptly after the date hereof obtain the consents of its auditors with respect thereto, and (B) in the case of the Other Closing Seller Financial Statements, promptly following the date of the relevant financial statement or other applicable period, obtain the consents of its auditors as may be required by applicable law or requested by the SEC. The Audited Financial Statements and the Other Closing Seller Financial Statements shall (1) be complete and correct in all material respects, (2) be prepared in accordance with GAAP, (3) be based on the books and records of Sellers, (4) fairly and accurately present, in all material respects, the consolidated financial position of the Sellers, the consolidated results of the Sellers’ operations and comprehensive losses, statements of stockholders’ equity and cash flows of the Sellers (on a consolidated basis) for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (5) in the case of any audited financial statements, be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Sellers’ independent auditors and (6) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of delivery, at the time of the filing of the Proxy Statement and at the time of the mailing of the Proxy Statement. Sellers shall deliver to Buyer the Audited Financial Statements and the Other Closing Seller Financial Statements and such additional information as shall be required to (x) be included in the Proxy Statement and (y) enable Buyer to meet its disclosure obligations in a timely manner under applicable SEC rules and applicable law.
(b)
Sellers shall use reasonable best efforts (i) to assist Buyer in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by Buyer with the SEC in connection with the transactions contemplated by this Agreement or any ancillary document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 6.14
Change in Control Payments. Prior to the Closing, any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of equity holders of Seller 1 as required by the terms of Section 280G of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, and Seller shall use its reasonable best efforts to obtain such approval shall have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. In the absence of such equity holder approval, those Persons who, with respect to Seller, are identified as “disqualified individuals” (within the meaning of Section 280G of the Code) and who, prior to the initiation of the requisite equity holder approval procedure described herein, have each entered into a parachute payment waiver, will not receive or retain any amount that constitutes an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
Section 6.15
Preparation of Proxy Statement.
(a)
Within a reasonably practicable time following the date of this Agreement and subject to each of Buyer’s and Sellers’ ability to provide the financial statements (taking into account “financial statement staleness” requirements) and such additional information required to be included in the Proxy Statement (as defined herein), Buyer and the Sellers shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Buyer or the Sellers, as applicable), and Buyer shall file with the SEC, a proxy statement (the “Proxy Statement”) of Buyer which will be used for the Buyer stockholder meeting (the “Buyer Stockholder Meeting”) to solicit the Shareholder Approval of the Agreement and the transactions contemplated herein (the “Acquisition Matters”), including the issuance of the Closing Shares and Earn-Out Shares and other matters reasonably related to the Acquisition Matters, all in accordance with and as required by Buyer’s Organizational Documents, applicable law, and any applicable rules and regulations of the SEC and the Nasdaq Stock Market).

(b)
Each of Buyer and the Sellers shall use its reasonable best efforts to:

(i)
cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, in the case of the Sellers, using reasonable best efforts to provide the financial statements (audited and unaudited) of, and any other information with respect to, the Sellers and pro forma financial statements for all periods, and in the form, required to be included in the Proxy Statement under securities laws (after giving effect to any waivers received) or in response to any comments or requests from the SEC and to cause the Sellers’ independent auditor to deliver the required audit opinions and consents);
(ii)
promptly notify the Sellers upon receipt of, reasonably cooperate with each other with respect to and respond promptly to, any comments or requests of the SEC or its staff;
(iii)
promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Buyer or the Sellers, as applicable) any amendments or supplements to the Proxy Statement in order to address comments or requests from the SEC or its staff; and

(iv)
resolve all comments or requests from the SEC or its staff with respect to the Proxy promptly as reasonably practicable after it is filed with the SEC; and keep the Proxy Statement compliant through the Closing and as long as is necessary in order to permit the consummation of the transactions contemplated by this Agreement.

(c)
Buyer, on the one hand, and each of the Sellers, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning the Buyer or each Seller, as applicable, and each of their respective affiliates and representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.15 or for inclusion in any other statement, filing, notice or application made by or on behalf of Buyer or the Sellers to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or any ancillary documents or as may be required in order to comply with any applicable SEC or Nasdaq filing requirements, including following the Closing, providing any required financial statements or delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith; provided, however, that neither Buyer nor any Seller shall use any such information for any purposes other than those contemplated by this Agreement or any ancillary document unless Buyer or the Sellers, as applicable, obtains the prior written consent of the other party.

(d)
If Buyer or any Seller becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then:
(i)
the Buyer or Seller, as applicable, shall promptly inform the other part(ies) thereof;
(ii)
the Sellers and Buyer shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Sellers or Buyer), an amendment or supplement to the Proxy Statement; and
(iii)
Buyer shall as promptly as practicable file such mutually agreed upon amendment or supplement with the SEC.
(e)
Buyer shall as promptly as practicable advise the Sellers of the suspension of the qualification of the Closing Shares or Earn-Out Shares (if any) for offering or sale in any jurisdiction, and Buyer and the Sellers shall each use its reasonable best efforts to have any such suspension lifted, reversed or otherwise terminated. Each of the Buyer and the Sellers shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its affiliates or its or their respective representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is initially filed with the SEC, at each time at which it is amended or supplemented, or at the time it is disseminated to the stockholders of Buyer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Buyer shall provide the Sellers the opportunity to review all such documents within a reasonable time prior to filing and shall not file any such documents without the Sellers’s prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed.
(f)
Buyer Stockholder Approval. As promptly as reasonably practicable following the time at which the SEC notifies the Buyer that it has no remaining comments or requests with respect to the Proxy Statement, Buyer shall (i) duly give notice of and (ii) use reasonable best efforts to duly convene and the Buyer Stockholder Meeting, in accordance with the Organizational Documents of Buyer, for the purposes of obtaining the Shareholder Approval and, if applicable, any approvals related thereto. Except as otherwise required by applicable law, Buyer shall use commercially reasonable efforts to disseminate the final proxy statement and related materials to stockholders of record at least twenty (20) calendar days prior to the date of the Buyer Stockholder Meeting and that Buyer may adjourn the Buyer Stockholder Meeting: (A) to solicit additional proxies for the purpose of obtaining the Shareholder Approval; (B) for the absence of a quorum; or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Buyer has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Buyer stockholders prior to the Buyer Stockholder Meeting; provided that, without the consent of the Sellers, in no event shall Buyer adjourn the Buyer Stockholder Meeting to a date that is beyond the Termination Date or any extension thereof pursuant to Article VIII.
Section 6.16
Securities Laws Exemption. Each Seller shall take all necessary actions and execute such additional documents as needed such that the issuance of Common Stock pursuant to this Agreement and any ancillary documents shall qualify for an exemption from registration under the federal securities laws and any applicable state securities laws.

Article VII

Conditions to closing
Section 7.01
General Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)
No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement, nor shall any Action brought by a Governmental Authority seeking any of the foregoing have been commenced or be pending.
(b)
All consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.
(c)
The Shareholder Approval shall have been obtained and be in full force and effect.
(d)
The issuance of Common Stock pursuant to the transactions contemplated by this Agreement and any ancillary documents shall qualify for an exemption from registration under the federal securities laws and any applicable state securities laws.
Section 7.02
Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived, to the extent permitted by applicable law, in writing by Sellers in their sole discretion:
(a)
The representations and warranties of Buyer contained in Article V shall be true and correct both when made and as of the Closing Date, except that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality”, “in all material respects”, “material adverse effect” and other terms derived therefrom) would not have or reasonably be expected to have a material adverse effect.
(b)
Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)
Sellers shall have received from Buyer a certificate to the effect set forth in clauses (a) and (b) above, signed by a duly authorized officer of Buyer.
Section 7.03
Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived, to the extent permitted by applicable law, in writing by Buyer in its sole discretion:

(a)
The representations and warranties of Sellers contained in Article IV (other than the representations and warranties set forth in the Fundamental Representations and IP Representations) shall be true and correct both when made and as of the Closing Date, except that in the case of representations and warranties that are made as of a specified date, such representations and warranties shall speak only as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality”, “in all material respects”, “Material Adverse Effect” and other terms derived therefrom) would not have or reasonably be expected to have a Material Adverse Effect. The representations and warranties set forth in the Fundamental Representations and IP Representations shall be true and correct in all respects both when made and as of the Closing Date.
(b)
Sellers shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.
(c)
There shall have been no change, event, effect, claim, circumstance or matter that has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect.
(d)
The Letter Agreement shall have remained in effect, Seller 1 shall not have breached the terms thereof and no “Additional Default Event” (as defined therein) has occurred or continues to occur thereunder.
(e)
Buyer shall have received from each Seller (with respect only to itself) a certificate to the effect set forth in clauses (a), (b), (c) and (d) above, each signed by duly authorized officers thereof.
(f)
Buyer shall have received from Sellers the required financial statements and additional information as shall be required to enable Buyer to meet its disclosure and filing obligations, including any post-Closing obligations, in a timely manner under applicable SEC rules and applicable law.
Article VIII

Termination
Section 8.01
Termination Rights. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:
(a)
by the mutual consent of Buyer and Sellers;
(b)
by Buyer or Sellers if the Closing shall not have occurred on or before January 1, 2024 (or such later date as may be mutually agreed to by Buyer and Sellers) (such date, the “End Date”); provided, that the End Date shall automatically extend for 20 day periods if the Shareholder Approval is delayed due to comments from the U.S. Securities and Exchange Commission, Sellers fail to provide the necessary information pursuant to Section 6.13 or Sellers fail to provide any additional information needed for Buyer to comply with the U.S. Securities and Exchange Commission and its disclosure and filing obligations. Notwithstanding the foregoing, neither Buyer nor Sellers shall be permitted to terminate this Agreement pursuant to this Section 8.01(b) if the failure to consummate the transactions contemplated herein by the End Date results from, or is caused by, a material breach by such party (or (i) in the case of Buyer, or (ii) in the case of Sellers, any Seller) of any of its representations, warranties, covenants or agreements contained herein;

(c)
by Buyer in the event of any material breach by a Seller of any of its respective covenants, agreements, representations or warranties contained herein and the failure of such party to cure such breach within 15 days after receipt of notice from Buyer requesting such breach to be cured;
(d)
by Sellers in the event of any material breach by Buyer of any of its covenants, agreements, representations or warranties contained herein and the failure of such party to cure such breach within 15 days after receipt of notice from Sellers requesting such breach to be cured; or
(e)
by Buyer in the event of any breach of the Letter Agreement by Seller 1 or the occurrence of an “Additional Default Event” (as defined in the Letter Agreement).
Section 8.02
Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.01 shall give notice of such termination to the other parties to this Agreement.
Section 8.03
Effect of Termination.
(a)
In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto; provided, that (i) this Section 8.03 and Sections 6.12(a), 10.01, 10.05, 10.08, 10.10 and 10.13 shall survive the termination of this Agreement in accordance with their terms, and (ii) nothing set forth in this Section 8.03 shall relieve any party hereto from Liability for willful breach hereof.
(b)
In the event of termination of this Agreement pursuant to Section 8.01(c) or Section 8.1(e), within three Business Days following the date of such termination, (i) Buyer shall assign, transfer, convey and deliver to Sellers, and Sellers assume, the Assumed Indebtedness and (ii) Sellers shall pay to Buyer any amounts of the Assumed Indebtedness that have been paid off by Buyer after the date hereof.
Article IX

INDEMNIFICATION
Section 9.01
Survival. Notwithstanding anything in this Agreement to the contrary, (a) all representations and warranties contained herein (other than the Fundamental Representations and the representations and warranties set forth in Section 4.09 (the “IP Representations”) and all related rights to indemnification shall survive the Closing for a period of 24 months; provided, however, that (i) all Fundamental Representations and all related rights to indemnification shall survive the Closing for a period equal to the date that is 60 days following of the expiration of the statute of limitations with the longest duration (including any extensions thereto) applicable to the underlying matters covered thereby) and (ii) the IP Representations and all related rights to indemnification shall survive the Closing for a period of five years and (b) all covenants and agreements contained herein and all related rights to indemnification shall survive the Closing in accordance with their terms, subject to any applicable statute of limitation. Notwithstanding the foregoing, claims based on Fraud shall survive the Closing Date indefinitely. Any claim filed or claim asserted under this Agreement prior to the applicable survival period shall survive until its final resolution.
Section 9.02
Indemnification By Sellers. Subject to the other terms and conditions of this Article IX, Sellers shall jointly and severally defend, indemnify and hold harmless Buyer, its Affiliates and their respective stockholders, directors, members, managers, officers and employees (collectively, “Buyer

Indemnified Parties”) from and against all Losses, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of a Seller contained in this Agreement or any Seller Document; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement or any Seller Document; (c) any Excluded Asset; (d) any Liability or obligation of a Seller or any Affiliate of a Seller that is not an Assumed Liability, including any Indebtedness of a Seller or Seller Transaction Expenses; (e) any Excluded Taxes; or (f) any matter set forth on Schedule 9.02(f).
Section 9.03
Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall defend, indemnify and hold harmless each Seller and their respective Affiliates stockholders, directors, members, managers, officers and employees (collectively, “Seller Indemnified Parties”) from and against all Losses, arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any Buyer Document; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any Buyer Document; or (c) any Assumed Liability.
Section 9.04
Indemnification Procedures. If a party hereto seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In connection with any suit, action or claim (a “Proceeding”) brought or asserted by any third party (a “Third Party Proceeding”) that may give rise to indemnity hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided, that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party’s its ability to defend such Third Party Proceeding. The Indemnifying Party, if it acknowledges its obligation to indemnify the Indemnified Party and so elects, shall assume and control the defense of such Third Party Proceeding (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; unless the nature of the Third Party Proceeding (a) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (b) seeks an injunction or equitable relief against the Indemnified Party, (c) if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to Article IX or (d) joint representation of the Indemnified Party and the Indemnifying Party is precluded under the rules of professional conduct governing counsel in the applicable jurisdiction for a reason other than the Indemnified Party refusing to waive the conflict of interest and such preclusion is supported by an opinion of counsel delivered by the Indemnified Party at its expense, in which case the Indemnified Party may elect to retain its own counsel to defend such Third Party Proceeding at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party elects to defend against the Third Party Proceeding, it must so notify the Indemnified Party in writing within 10 Business Days of receipt of the Indemnified Party’s notice thereof of the acknowledgment of its indemnity obligations with respect to, and election to assume the defense of, the Third Party Proceeding, failing which, the Indemnified Party may defend against, conduct and control any action or proceeding with respect to such Third Party Proceeding with counsel of its own choosing, at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party timely assumes the defense of the Third Party Proceeding, it shall diligently pursue the defense of such Proceeding and keep the Indemnified Party reasonably apprised of the status thereof (provided, that the Indemnified Party shall have the right to participate in, but not control, the defense of such Proceeding with counsel of its own choosing, at its sole cost and expense). Neither the Indemnifying Party nor the Indemnified Party, as the case may be, may compromise or settle any Third Party Proceeding against which it is defending without the prior written consent of the Indemnified Party or the Indemnifying Party, as the case may be (which consent, if applicable, shall not be unreasonably withheld, conditioned or delayed), unless the claim is solely for money damages to be paid in full by the settling, compromising party and requires no admission of wrongdoing on the part of the non-settling, non-compromising party. The Indemnifying Party and Indemnified Party shall reasonably cooperate in the defense or prosecution of any Third Party Proceeding.
Section 9.05
Tax Treatment of Indemnification Payments. All indemnification payments made by a Seller under this Agreement shall be treated by the parties as an adjustment to the purchase price of the Purchased Assets for Tax purposes, unless otherwise required by law.
Section 9.06
Intentionally Omitted.
Section 9.07
Cumulative Remedies. The rights and remedies provided in this Article IX are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.
Section 9.08
Basket; Cap.
(a)
In no event will Sellers be liable to any Buyer Indemnified Party for indemnification under Section 9.02(a) (other than respect to a claim for indemnification based upon, arising out of, with respect to or by reason of Fraud or with respect to a breach, falsity or incorrectness of any Fundamental Representation or IP Representations) until the aggregate Losses of all Buyer Indemnified Parties arising out of, in connection with or as a result of claims under Section 9.02(a) exceeds $100,000 in the aggregate (the “Basket”), in which event Sellers shall be obligated to indemnify the Buyer Indemnified Parties from and against all such Losses from the first dollar. Buyer shall not be liable to any Seller Indemnified Party for indemnification under Section 9.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of Fraud) until the aggregate Losses of all Seller Indemnified Parties arising out of, in connection with or as a result of claims under Section 9.03(a) exceeds the Basket, in which event Buyer shall be obligated to indemnify a Seller Indemnified Party from and against all such Losses from the first dollar.
(b)
In no event shall the aggregate indemnity obligation of Sellers pursuant to Section 9.02(a) exceed the Holdback Amount (the “Cap”); provided, that the Cap shall not apply to any claim based upon, arising out of, with respect to or by reason of (i) a breach, falsity or incorrectness of any Fundamental Representation or IP Representation or (ii) Fraud, with respect to which, in each case, the aggregate indemnity obligation of Sellers shall not exceed the Closing Date Purchase Price.
Section 9.09
Sources of Recovery. In the event of a claim by any Buyer Indemnified Party under this Article IX, the Losses shall be satisfied subject to the satisfaction of the Basket pursuant to Section 9.08(a) (if applicable), from the Holdback Amount; provided, that Buyer may elect to satisfy any such Losses by deducting a number of shares equal to the amount of such Losses from the Earn-Out Shares if there are outstanding Losses if and when the Earn-Out Shares are to be issued to Sellers. Promptly following the 24-month anniversary of the Closing Date, Buyer shall issue and deliver to Sellers that number of shares of Common Stock equal to the quotient of (i) the then-remaining portion of the Holdback Amount, less the maximum aggregate amount of all then-pending claims for indemnification by the Buyer Indemnified Parties with respect to the Holdback Amount, divided by (ii) the VWAP for the Common Stock based on the 10 consecutive trading days ending on (and including) the date that is the 24-month anniversary of the Closing Date, on The Nasdaq Stock Market LLC as reported by Bloomberg L.P., subject to the VWAP Collar. To the extent a portion of the Holdback Amount remains following the settlement of the last then-pending claims as of the 24-month anniversary of the Closing Date, Buyer shall issue and deliver to Sellers that number of shares of Common Stock equal to the quotient of (x) the then-remaining portion of the Holdback Amount, divided by (y) the VWAP for the Common Stock based on the 10 consecutive trading days ending on (and including) the date that is the date of the final settlement of the last then-pending claim, on The Nasdaq Stock Market LLC as reported by Bloomberg L.P., subject to the VWAP Collar.
Section 9.10
Disregard Materiality. All references in this Agreement to “materiality”, “in all material respects”, “material adverse change” and other terms derived therefrom shall be ignored and considered deleted from this Agreement for purposes of determining whether a representation, warranty, covenant or agreement has been breached or whether rights to indemnification under this Article IX exist and the amount of Losses for which a party shall be indemnified under this Article IX.
Article X

MISCELLANEOUS
Section 10.01
Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 10.02
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fourth (4th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Buyer:

Interactive Strength Inc.

1005 Congress Avenue, Suite 925

Austin, Texas 78701

Attention: Trent A. Ward, Chief Executive Officer

Email: trent@formelife.com

with a copy (which will not constitute notice) to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202

Attention: Daniel J. Layfield

Email: daniellayfield@mvalaw.com

If to Sellers:

CLMBR, Inc.

PO Box 6198

Denver, CO 80206

Attention: Avrum Elmakis

Email: aelmakis@clmbr.com

with a copy (which will not constitute notice) to:

Michael Best & Friedrich LLP

444 West Lake Street, Suite 3200

Chicago, IL 60606

Attention: Jordan H. Koss

Daniel J. Gawronski

Email: jhkoss@michaelbest.com

djgawronski@michaelbest.com

Section 10.03
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.04
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
Section 10.05
Entire Agreement; Amendment. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.
Section 10.06
Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that Buyer may assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates (provided that Buyer shall remain liable for the performance of its obligations hereunder) or collaterally assign its rights under this Agreement to any lender to Buyer (provided that Buyer shall remain liable for the performance of its obligations hereunder) without the prior written consent of Sellers. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.07
Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.08
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
Section 10.09
Venue. Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction of the Delaware Chancery Court and the federal courts of the State of Delaware in any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b)

agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any Action relating to this Agreement or any of the transactions contemplated hereby in any court other than courts set forth above.
Section 10.10
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATION IN THIS SECTION 10.10.
Section 10.11
Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile or e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.13
Certain Defined Terms. Capitalized terms used in this Agreement but not otherwise defined have the meanings set forth below:
(a)
“Acquisition Proposal” means any proposal or offer for any transaction or series of related transactions (other than those contemplated by this Agreement) involving (i) any direct or indirect purchase or other acquisition (including by merger, consolidation, business combination, share exchange or similar transaction) by any Person of issued and outstanding equity of a Seller representing more than 20% of the equity of a Seller then issued and outstanding, (ii) any direct or indirect purchase or other acquisition of all or substantially all of the assets of a Seller, (iii) any liquidation, dissolution or recapitalization of a Seller, or (iv) any combination of the foregoing.
(b)
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(c)
“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open for the ordinary conduct of business in New York, New York.
(d)
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

(e)
“Company IP” means all Intellectual Property owned, purported to be owned, licensed, used, or held for use by a Seller as of the Closing Date.
(f)
“Contaminants” means any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “corruptant”, “worm”, “malware”, “spyware” or “trackware” (as such terms are commonly understood in the Software industry) or any other code designed, intended to, or that does have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device or (ii) damaging or destroying any data or file without a user’s consent.
(g)
“Contract” means any contract, agreement, commitment, indenture, note, bond, mortgage, charge, loan, instrument, lease, sublease, agreement to lease, occupancy agreement, license, purchase order, service agreement, bill of lading, sales order or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
(h)
“COVID-19 Pandemic” means the pandemic caused by COVID-19 or the SARS-Co-V-2 virus (or any mutation or variation thereof).
(i)
“COVID-19 Relief” means all grants, loans (including any loans pursuant to the Paycheck Protection Program of the CARES Act), and other funding (whether or not subject to forgiveness, offset, repayment, recapture or similar treatment following the receipt thereof) available to, or potentially available to, any Seller (i) pursuant to any applicable law governing or instituted in connection with the COVID-19 Pandemic, including the CARES Act, or (ii) provided as an accommodation from a third party such as the discharge of Indebtedness or rent abatement from landlords or lenders.
(j)
“Databases” means databases, compilations and collections of data, and any all data contained therein, whether machine readable or otherwise.
(k)
“Encumbrance” means any and all mortgages, pledges, liens, charges, assessments, security interests, options, claims, community or other marital property interests, equitable interests, rights of way, easements, encroachments, licenses and options to license (including with respect to Intellectual Property), rights of first offer or first refusal, buy/sell contracts, other encumbrances and other restrictions on title, use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
(l)
“Excluded Taxes” means (i) all Liabilities of Sellers and any of their Affiliates for Taxes for any Tax period, (ii) any Taxes of any Person (other than a Seller) imposed on a Seller under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) or as a transferee or successor, by Contract, or otherwise, (iii) all Liabilities with respect to the Purchased Assets or the operation of the Business for Taxes for any Tax period or portion thereof ending on or before the Closing Date, (iv) all Taxes relating to the Excluded Assets or Excluded Liabilities for any Tax period and (v) all Liabilities for Transfer Taxes.
(m)
“Family Member” means, with respect to any natural Person, any grandparents, parents, spouses, siblings, children, grandchildren or other immediate family members of such Person, or any trust or similar entity established by or on behalf of such Person or any of the aforesaid family members of such Person.

(n)
“Fundamental Representations” means the representations and warranties of Sellers and Owners set forth in Sections 4.01 (Organization and Authority; Enforceability), 4.02 (No Conflicts; Consents), 4.03 (Title to Purchased Assets; Condition of Assets), 4.14 (Employee Benefit Plans), 4.16 (Taxes), 4.18 (Brokers) and 4.20 (Transactions with Affiliated Parties).
(o)
“GAAP” means United States generally accepted accounting principles, consistently applied.
(p)
“Governmental Authority” means the United States, any state, any court or tribunal or any department, bureau, or division thereof, arbitrator or arbitral body, court-appointed mediator, administrative or regulatory agency, public authority, board, commission, authority, or other instrumentality of any state or the United States, any other country or any domestic or foreign state, province, county, city or other political subdivision, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. For the avoidance of doubt, no securities exchange shall be considered a Governmental Authority.
(q)
“Indebtedness” means, with respect to any Person, (i) all obligations (including all principal, interest, penalties, fees, prepayment premiums or penalties or other amounts owed in respect thereof) for borrowed money whether or not evidenced by a note, bond, debenture or other instrument in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise, (ii) all deferred purchase price obligations in respect of which such Person is liable (including any earnout payments or other consideration related to acquisitions), contingently or otherwise, as obligor or otherwise (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices), (iii) any other obligation that is evidenced by a note, bond, debenture or similar instrument or contract, including, but not limited to, any equipment or vehicle loan or lease agreement (including all principal, interest, penalties, fees, prepayment premiums or penalties or other amounts owed in respect thereof) in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise, (iv) all obligations under leases that have been or properly should be recorded as a capital or financing lease in accordance with GAAP, (v) the amount of any letters of credit, bankers’ acceptances, surety bonds, performance bonds, or similar credit transactions of such Person, (vi) all amounts owed to any direct or indirect holder of Equity Interests of such Person (whether or not in respect of borrowed money), including with respect to any regularly scheduled, declared or approved distributions not made prior to the applicable time of determination, (vii) all Liabilities secured by any Lien on any property of such Person, (viii) all obligations relating to interest rate protection, swap agreements, and collar agreements in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise, (ix) the aggregate amount of any profit sharing, retention payments or other employee bonuses (contingent or otherwise) accrued or otherwise earned on or prior to the Closing Date, including but not limited to commissions earned but not yet paid, (x) all deferred revenue and customer deposits relating to work not yet performed, (xi) all deferred obligations under any employee benefit plan or compensation plan, program, agreement or arrangement of such Person accruing through and including the Closing Date, (xii) any obligations for any Economic Injury Disaster Loan, or other loan obtained, or Tax or other obligation delayed or deferred, pursuant to or in connection with the Coronavirus Aid, Relief, and Economic Security Act or any other COVID-19 Relief and (xiii) all obligations in the nature of Guarantees of the obligations described in clauses (i) through (xii) above of any Person.
(r)
“Industry Security Standards” means recognized and reputable security standards, guidelines and frameworks commonly used by Persons Processing Personal Information and other sensitive data, such standards include the Payment Card Industry Data Security Standard (if and to

the extent cardholder data is processed), ISO 27001/27002 standards, AICPA Trust Principles, NIST 800-53 or COBIT.
(s)
“Intellectual Property” means all items of intellectual property and other proprietary property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) United States and foreign patents, patent applications, continuations-in-part, divisions, continuations, reexaminations, continuing prosecution applications, or reissues, for the full terms thereof, as well as all inventions discussed in any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade names, designs, logos, trade dress (whether registered or unregistered), all worldwide registrations and pending applications to register the foregoing for the full term and all renewals thereof, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) any and all works of authorship, regardless of the medium of fixation or means of expression, including all registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship, for the full terms and all renewals and extensions thereof; (collectively, “Copyrights”); (iv) internet domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (v) Software and Databases; (vi) trade secrets, confidential information, and other business information, technical information, know-how, improvements, concepts, methods, processes, specifications, inventions (whether patentable or not), formulae, reports, databases, customer lists, mailing lists, business plans, and proprietary information (“Trade Secrets”); and (vii) any other intellectual or proprietary property recognized under the laws of any jurisdiction.
(t)
“Intellectual Property Rights” means any right, title, and interest in or relating to Intellectual Property, whether protected, created or arising under the laws of the United States or any other jurisdiction.
(u)
“IT Systems” means the Software, computer hardware, systems, servers, devices, routers, networks, network equipment, interfaces, platforms, peripherals, telecommunications systems, other information technology systems, and similar or related items, that in each case are owned, leased, licensed or used by Sellers.
(v)
“Liabilities” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due.
(w)
“Losses” means any and all damages, awards, assessments, fines, costs (including costs of investigation, defense, and enforcement under this Agreement), fees, Taxes, penalties, deficiencies, judgments, losses, lost profits, diminution of value, amounts paid or incurred in defense or settlement of Actions, and related expenses, including interest, court and other legal proceeding costs, fees of attorneys and other experts and other expenses of litigation or other Actions.
(x)
“Marketing Laws” means the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, the Telemarketing Sales Rule, and any other applicable laws of similar effect relating to commercial email, text messages and other types of messages.
(y)
“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of “Material Adverse Effect” or other materiality or knowledge qualifications, or similar qualifications, in such representations and warranties), (i) had or could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets, Liabilities, condition (financial or otherwise) or results of operations (including EBITDA or cash flow), in each case, of the Business or either Seller, (ii) prevents or materially impairs or delays, or could reasonably be expected to prevent or materially impair or delay, the ability of a Seller to consummate the transactions contemplated by this Agreement or the Seller Documents or perform their duties under this Agreement or the Seller Documents, or (iii) is or could reasonably be expected to be materially adverse to the ability of Buyer to operate the Business immediately after the Closing substantially in the manner as such business was operated immediately prior to the Closing. For the avoidance of doubt, the parties agree that the terms “material”, “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.
(z)
“Off-the-Shelf Software” means commercially available off-the-shelf Software licensed pursuant to standard, non-negotiated terms, where the annual or one-time payments under the applicable license agreement are less than $5,000.
(aa)
“Order” means any writ, judgment, decree, stipulation, ruling, determination, award, injunction or similar order, directive or other requirement of any Governmental Authority (in each such case whether preliminary or final).
(bb)
“Organizational Document” means with respect to any corporation, public limited company, limited company, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association or other applicable organizational or charter documents relating to the creation of such entity.
(cc)
“Owned Registered IP” means all Registered Intellectual Property that is owned or purported to be owned by either Seller.
(dd)
“PCI-DSS” means the Payment Card Industry Data Security Standard promulgated by the Payment Card Industry Standards Council, including all prior versions and updates thereto.
(ee)
“Person” means a natural person, general partnership, limited partnership, corporation, limited liability company, trust, unincorporated association, joint venture, Governmental Authority, organization or any other legal entity.
(ff)
“Personal Information” means any information or data (i) regarding, relating to, describing, identifying, capable of being associated with or that could reasonably be linked, directly or indirectly, with a natural person, household or device (whether by itself or in combination with any other information or data); or (ii) that is defined as ‘personal data’, ‘personal information’, ‘personally identifiable information’, ‘nonpublic personal information’, ‘individually identifiable health information’, ‘protected health information’ or other similar designation under any applicable Privacy and Data Security Requirements.
(gg)
“Privacy and Data Security Requirements” means all (i) Privacy Laws, (ii) Contracts to which a Seller is a party or is otherwise bound that impose obligations on a Seller relating to Personal Information, privacy, information security, marketing, and (iii) Privacy Policies.
(hh)
“Privacy Laws” means (i) all applicable laws that relate to data privacy, data security, data use, data protection, marketing and the Processing and transfer (including cross-border transfer) of Personal Information; (ii) any requirements of self-regulatory frameworks or organizations which a Seller is, or has been, contractually obligated to comply with or any self-certification mechanisms (such as the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks) to which a Seller has committed; (iii) the PCI-DSS; and (iv) any applicable industry standards, including the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, the Network Advertising Initiative’s Self-Regulatory Code of Conduct, and the Federal Trade Commission’s Principles for the Self-Regulation of Online Behavioral Advertising.
(ii)
“Process” or “Processing” means any operation or set of operations which is performed on information or on sets of information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
(jj)
“Proprietary Database” means any Databases owned or purported to be owned by either Seller.
(kk)
“Proprietary Software” means any Software owned or purported to be owned by either Seller.
(ll)
“Registered Intellectual Property” means (i) all Patents, (ii) registered Trademarks, applications to register Trademarks, intent to use applications, or other registrations or applications related to Trademarks, (iii) Copyright registrations and applications for Copyright registrations, and (iv) Domain Name registrations.
(mm)
“Related Person” means (i) with respect to any natural Person, any Family Member of such Person or any other Person of which such Person or any Family Member of such Person is an officer, director, manager, employee or equity holder, or (ii) with respect to any non-natural Person, any Affiliate of such Person or any director, officer, manager, employee or equity holder of such Person or any of its Affiliates.
(nn)
“Seller Transaction Expenses” means the costs and expenses (including the fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives) incurred for the benefit of a Seller or any of its respective Affiliates or as a transaction bonus, severance, change of control or similar payment to any officer, director, manager or employee of a Seller or any of its Affiliates (including all payroll, employment or similar Taxes, if any, required to be paid by a Seller with respect to such amounts), in each case, incurred or arising in connection with this Agreement and any Seller Document or the transactions contemplated hereby and thereby.
(oo)
“Shareholder Approval” means the requisite affirmative vote of the stockholder of Buyer to adopt and approve this Agreement and the transactions contemplated hereby, in accordance with the Organizational Documents of Buyer and applicable law.
(pp)
“Social Media Accounts” means any and all accounts (including login credentials), profiles, pages, feeds, handles, registrations, content (other than content owned by third parties or for which permission to use such content has not been granted) and other presences on or in connection with any: (i) social media or social networking website or online service; (ii) blog or microblog; or (iii) photo, video or other content-sharing website.
(qq)
“Software” means any (i) computer programs, including software, firmware, mobile applications, and any software implementations of algorithms, models (including artificial intelligence models, neural networks and machine learning) and methodologies, whether in source code or object code; (ii) descriptions, flow-charts and other work product and tools used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iii) all documentation, including user manuals and other training documentation related to any of the foregoing.
(rr)
“Tax” or “Taxes” means any and all federal, state, local or foreign income, net or gross receipts, gains, capital, license, payroll, employment, workers’ compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandoned/unclaimed property, escheat, sales, use, transfer, bulk sales, registration, value added, alternative or add-on minimum, estimated or other taxes, fees, levies or other assessments of any kind, whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any liability in respect of any items described above payable by reason of contract, assumption, transferee liability, operation of law, or otherwise.
(ss)
“Tax Return” means any return, declaration, report, election, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any taxing or Governmental Authority.
(tt)
“Treasury Regulations” means the regulations promulgated under the Code.
(uu)
“Units” means the aggregate amount of product sold by the Business to a wholesaler, health club, gym, exercise studio, rehabilitation center, hotel, apartment or similar customer. For the avoidance of doubt, Units shall not include any product sold by the Business to a natural Person.
Section 10.14
Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Term	Section

2024 Unit Sales	2.06(a)
Action	4.13
Agreement	Preamble
Allocation Schedule	2.04
Assigned Contracts	1.01(d)
Assignment and Assumption Agreement	3.02(a)(ii)
Assumed Indebtedness	Recitals
Assumed Liabilities	1.03
Audited Financial Statements	6.13
Basket	9.08(a)
Benefit Plan	4.14(a)
Bill of Sale	3.02(a)(i)
Business	Recitals

Buyer	Preamble
Buyer Documents	5.01(a)
Buyer Indemnified Parties	9.02
Cap	9.08(b)
Closing	3.01
Closing Date	3.01
Closing Date Purchase Price	2.01(a)
Closing Shares	2.01(b)(i)
Code	2.04
Combined Businesses	2.06(d)
Common Stock	Recitals
Confidential Information	6.12(a)
Consents	2.07
Deficit	2.04(e)(i)
Disclosure Schedules	3.02(a)(iii)
Earn-Out Calculation	2.06(b)
Earn-Out Review Period	2.06(c)(i)
Earn-Out Shares	2.06(a)
Employees	4.15(a)
End Date	8.01(b)
Environmental Permits	4.21(b)
ERISA	4.14(a)
ERISA Affiliates	4.14(c)
Excluded Assets	1.02
Excluded Liabilities	1.04
Financial Statements	4.05
FLSA	4.15(a)
Holdback Amount	2.01(b)(i)
Indemnified Party	9.04
Indemnifying Party	9.04
Information Security Program	4.09(l)
Intellectual Property Assignment	3.02(a)(v)
IP Agreement	4.09(i)
IP Representations	9.01
Leases	4.11(a)
Neutral Accountant	2.04
Permits	4.10
Privacy Policies	4.09(o)
Proceeding	9.04
Purchased Assets	1.01
Real Property	4.11(a)
Restricted Seller Contracts	2.07
Schedule Supplement	6.05(b)
Seller	Preamble
Seller 1	Preamble
Seller 2	Preamble
Seller Documents	4.01(a)
Seller Indemnified Parties	9.03
Sellers	Preamble
Surplus	2.04(e)(ii)
Third Party Proceeding	9.04

Top Customers	4.17(a)
Top Vendors	4.17(b)
VWAP	2.01(b)(i)
WARN	4.15(e)

Section 10.15
Disclosure Schedules. The Disclosure Schedules are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedules shall be organized in parts corresponding to the numbering in such Articles with disclosures in each part specifically corresponding to or cross referencing a particular Section and subsection of such Articles. The disclosure of information on any Disclosure Schedule will not be deemed to be disclosed on any other Disclosure Schedule or to relate to any provision of the Agreement other than the particular Section or subsection to which such Disclosure Schedule refers.
Section 10.16
Representation By Counsel. Each party to this Agreement has consulted with legal counsel of its choosing regarding the provisions and effect of this Agreement, the related contracts and agreements and the transactions contemplated hereby and thereby, or elected not to consult with counsel despite recommendation by Buyer to do so.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

INTERACTIVE STRENGTH INC.

By /s/ Trent Ward

Name: Trent Ward

Title: CEO

SELLER 1:

CLMBR, INC.

By /s/ Avrum Elmakis

Name: Avrum Elmakis

Title: Director

SELLER 2:

CLMBR1, LLC

By /s/ Avrum Elmakis

Name: Avrum Elmakis

Title: Manager

[Signature Page to Asset Purchase Agreement]

Exhibit 99.1

INTERACTIVE STRENGTH INC.

Interactive Strength, Inc. d/b/a FORME (Nasdaq: TRNR) to Acquire CLMBR, creating a High-growth, B2B Focused, Connected Fitness Platform

•
The combined business is anticipated to generate more than $20 million in revenue in 2024 and be cash flow positive and adjusted EBITDA profitable potentially as early as the fourth quarter of 2024
•
The combined business is expected to be driven primarily by B2B revenue supported by the acquired sales and distribution partnership with WOODWAY
•
CLMBR shareholders to receive TRNR common equity with lock up until October 2024
•
The transaction is expected to close in the fourth quarter of 2023

Austin, Texas - October 11, 2023 - Interactive Strength, Inc. d/b/a FORME (Nasdaq: TRNR), maker of premium smart home gyms and provider of virtual personal training services, today announced that it has entered into a definitive agreement to acquire substantially all of the assets of CLMBR, Inc., the maker of the first-to-market connected vertical climber.

Trent Ward, Co-Founder and CEO of FORME, said: “We believe this will be a transformational acquisition that can accelerate the Company’s commercialization path. Further, we believe the combination of these businesses can create tremendous value for all of our shareholders.” Ward continues, “We expect this transaction can help us achieve immediate scale across all of our cost centers, resulting in a high-growth, profitable platform that sells connected fitness equipment and digital fitness services across B2B and B2C channels.”

“Climbing is hands down the safest, most efficient and effective full-body strength and cardio workout,” said Avrum Elmakis, the Founder of CLMBR. “I have seen firsthand how incredible the fitness results are from climbing, and I believe the opportunity for the climbing modality is massive, having just scratched the service of the potential market in the past couple years. By joining forces with the very talented team at FORME, and gaining access to the public capital markets, we will be able to help more people and achieve the long-term vision for CLMBR of providing an accessible, low-impact and highly effective workout experience.”

Mr. Ward further remarked, “We are impressed with the business that Avrum and his team have created and are honored that he and his investors have chosen to partner with FORME. After selling thousands of the consumer version of the CLMBR machine over the past few years to a very engaged customer base, we have a shared vision to expand into the commercial and medical channels with the CLMBR 02, which started shipping this summer after almost a year of in-house testing, including implementing feedback from loyal customers in their Denver-based flagship group fitness location, Studio CLMBR. By partnering with WOODWAY for sales and distribution, we believe Avrum selected the best possible go-to-market option for CLMBR given WOODWAY’s experienced domestic and international sales teams and the brand’s reputation for the highest quality equipment in the industry.”

Eric Weber, WOODWAY’s Director of Sales and Marketing, stated, “We are blown away by the initial response from both our domestic and international customers and have not seen this level of excitement about a product since we introduced the CURVE treadmill in 2009. We believe CLMBR will be supplanting stair-steppers and elliptical machines on gym floors around the world due to its attractive price, small footprint and safe and efficient full-body workout."

“Commercial accounts have been a key area of demand for FORME and we believe that commercial distribution eventually leads to consumer demand as interacting with our products in person is such a great experience,” said Mr. Ward. “We are making deep inroads into the golf vertical as well, which is especially compelling to customers when delivering live 1:1 golf fitness training from Titleist Performance Institute certified trainers through the FORME Lift. We are looking forward to further penetrating this affluent and growing market with support from our new relationship with WOODWAY.”

Commenting on his perspective on M&A, Mr. Ward concluded, “Our executive team has significant experience with M&A from my decade in finance, to the numerous acquisitions that our CTO, Deepak Mulchandani, effected while at Peloton, and of course, to the roll-up story at XPO, from where our CFO, Mike Madigan, joined. This transaction is a great example of checking all the boxes – accretive financials driven by cost synergies, strategic benefits such as gaining a very strong route to market with WOODWAY and shifting the business to be primarily B2B, and a complementary product with an attractive patent portfolio. Of course, it is also critical to have a shared vision and the investors in CLMBR are investing fully alongside our shareholders as long-term supporters of the combined platform.”

FORME and CLMBR have executed a binding acquisition agreement and are proceeding towards closing the transaction as soon as all closing conditions are met by all parties involved, which is expected to be in the fourth quarter of 2023.

Transaction Highlights:

The pending acquisition is expected to yield several strategic and financial benefits, positioning the combined entity for further growth:

•
Rationale
o
Expected to provide immediate scale in all functions (Sales, Engineering, Logistics, Supply Chain, Corporate Overhead)
o
Generates material and near-term cash flow for TRNR
o
Diversifies revenue (products and channels), with significant growth in B2B channel
o
Gaining strong B2B distribution partner in WOODWAY

•
Projected financials
o
Combined revenue in 2024 is expected to exceed $20 million
o
Run-rate cash flow positive and adjusted EBITDA profitable potentially as early as the fourth quarter of 2024

•
Valuation
o
Enterprise Value of deal (not including earn-out potential) is $16.9 million
o
Approximately 1x EV / Projected 2024 CLMBR revenue

o
Between 2x and 4x EV / Projected 2024 CLMBR EBITDA, pro-forma for synergies

•
Structure
o
“Asset deal” (acquiring assets and specific liabilities, limiting unknown risks)
o
Sellers are rolling all equity into TRNR and no cash is being taken “off the table”
o
“Lock-up” on shares until the end of October 2024, which is the same as TRNR pre-IPO shareholders

•
Consideration
o
$6.0 million of TRNR common equity issued at transaction close
▪
Number of shares is determined by the VWAP for the ten days before the close of transaction, with min/max of $1.01 and $1.69 per share
▪
Earn-out potential for achieving certain levels of B2B unit sales in 2024, paid in TRNR common equity
o
$1.5 million of subordinated debt assumed
o
$9.4 million senior debt to be refinanced

•
Timing
o
Expected to close as early in the fourth quarter of 2023

TRNR Investor Contact

ir@formelife.com

TRNR Media Contact

forme@jacktaylorpr.com

About CLMBR, Inc.:

CLMBR is an innovative vertical climbing machine. It's the first vertical climber to feature a large-format touch display with on-demand, instructor-led classes. CLMBR's design is compact and easy to move – making it perfect for commercial or in-home use. The machine is beautiful with an open structural design that leaves the user's views unobstructed, supporting a natural athletic posture. It also offers the latest user interface technology and state-of-the-art companion app that provides on-demand climbing classes and displays key metrics to maximize the user's experience -- including vertical feet climbed, reach, and power. Unlike many traditional fitness machines, CLMBR offers an efficient and effective full-body strength and cardio workout. With its low impact and ergonomic movement, CLMBR is safe for most ages and levels of ability. CLMBR is available directly to consumers on CLMBR.com as well as businesses, including gyms and fitness studios, hotels, and physical therapy facilities. CLMBR was named a 2022 CES Innovation Award Honoree and one of “the 10 most innovative companies” by Fast Company.

About WOODWAY USA, Inc.:

Woodway is a state-of-the-art treadmill manufacturer specializing in custom, hand-built treadmills for over 40 years. With innovation and performance at its forefront, Woodway has been an industry leader for fitness training, medical rehabilitation, and the uppermost echelons of human performance. www.woodway.com

About FORME:

FORME is a digital fitness platform that combines premium smart home gyms with live virtual personal training and coaching to deliver an immersive experience and better outcomes for both consumers and trainers. FORME delivers an immersive and dynamic at-home fitness experience through two connected hardware products: 1. The FORME Studio (fitness mirror) and 2. The FORME Studio Lift (fitness mirror and cable-based digital resistance). The Studios uniquely transform to host a variety of workouts and activities, returning to an elegant, full-length mirror when not in use. In addition to the company’s connected fitness hardware products, FORME offers expert personal training and health coaching in different formats and price points through Video On-Demand, Custom Training, and Live 1:1 virtual personal training. FORME is listed on NASDAQ (symbol: TRNR).

Forward Looking Statements:

This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. The words “believe,” “may,” “will,” “estimate,” “can,” “continue,” “design,” “anticipate,” “intend,” “expect,” “potential,” “proposed,” “project,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include but are not limited to the following: the anticipated impact and benefits of the potential transaction and expected timing thereof; the proposed terms of the potential transaction; the expectation that the potential transaction, if consummated, will accelerate FORME’s commercialization path, result in immediate scale across all functions and create a high-growth and profitable platform across B2B and B2C channels; the expectation that the combined business will be driven primarily by B2B revenue; internal management projections of the target and the potential impact on the Company’s results of operations (including with respect to the Company’s expectations that that 2024 combined gross revenues should exceed $20 million, that by the fourth quarter of 2024, the combined business is expected to be cash flow positive and to have positive adjusted EBITDA, and anticipated cost synergies; the Company’s belief that the transaction will be a transformational acquisition that accelerates its commercialization path and can create tremendous value for both groups of shareholders; the expectation that the transaction can help the Company achieve immediate scale across all cost centers and provide FORME and the target company with enhanced cross-selling opportunities and improved penetration into new end markets; the anticipated strategic and financial benefits of the potential transaction (including but not limited to positioning the combined entity for further growth, providing revenue diversification, immediate scale in all functions, and B2B opportunity); and the anticipated transaction consideration and components and structure thereof. These forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. These risk and uncertainties include, but are not limited to, the following: unanticipated costs and expenses associated with the Acquisition and the potential impact on our financial position; our ability to obtain required stockholder or regulatory approvals or required consents and the timing thereof; our ability to consummate the transaction or realize the anticipated benefits thereof in a timely manner or at all; our ability to achieve or maintain profitability; our future capital needs and ability to obtain additional financing to fund our operations; the growth rate, if any, of our business and revenue and our ability to manage any such growth; risks related to our subscription or any future revenue model; our limited operating history; our ability to continue as a “going concern”; our ability to compete successfully; fluctuations in our operating results and factors affecting the same; our reliance on sales of our Forme Studio equipment; our ability to sustain competitive pricing levels; the growth rate, if any, of our target markets and our industry; the ability of our customers to obtain financing to purchase our products; our ability to forecast demand for our products and services, anticipate consumer preferences, and manage our inventory; our ability to attract and retain members, personal trainers, health coaches, and fitness instructors; our ability to expand our commercial and corporate wellness business; unforeseen costs and potential liability in connection with our products and services; our dependence on third-party systems and services; and risks related to potential acquisitions, intellectual property, litigation, dependence on key personnel, privacy, cybersecurity, and other regulatory, tax, and accounting matters, and international operations, as well as the risks and uncertainties discussed in our most recently filed periodic reports on Form 10-Q and subsequent filings and as detailed from time to time in our SEC filings. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. All forward-looking statements set forth in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this press release. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations, or the occurrence of unanticipated events, except to the extent required by law.